                              DATED 17 AUGUST 1998


                            HUSSMANN NETHERLANDS B.V.

                                       and

                               BARRY EDWARD BRILL


                                       and


                  ALLAN FRANCIS COTTER, PHILLIP JOSEPH MILLER,
                   HOWARD JAMES SMALL, and ROBERT CHARLES TODD


                                       and


                                  KEVIN STAINER





--------------------------------------------------------------------------------
                                    AGREEMENT
                      RELATING TO HUSSMANN MCALPINE LIMITED
--------------------------------------------------------------------------------

                               [BELL-GULLY LOGO]

                                               BARRISTERS AND SOLICITORS

                                    CONTENTS


CLAUSE        HEADING                                                                               PAGE NO.
1.            Definitions and Interpretation                                                           1
2.            Establishment ofHussmann McAlpine Limited                                                2
3.            Sale and Purchase of Pupuke's McVest Shares                                              3
4.            Sale and Purchase of Remaining McVest Shares                                             4
5.            Related Transactions                                                                     5
6.            Before Settlement                                                                        6
7.            Guarantees                                                                               7
8.            Non-Competition                                                                          7
9.            Transfer of Newco Shares                                                                 7
10.           Post Settlement Operations                                                               8
11.           General Obligations of Parties                                                           9
12.           Confidentiality                                                                          9
13.           Termination                                                                              9
14.           Hussmann Warranties                                                                      9
15.           Warranty Limitations                                                                    10
16.           Notices                                                                                 11
17.           General Provisions                                                                      11


SCHEDULES

1.            Newco Constitution
2.            Warranties by Brill, NZ Shareholders and Stainer
3.            General Warranties
4.            Restructuring Programme
5.            Disclosures


DATED 17 AUGUST 1998

PARTIES

(1) HUSSMANN NETHERLANDS B.V., a company incorporated under the laws of the Netherlands with its head offices at Van Oldenbarneveltplaats 22, 3012 AH Rotterdam, Netherlands ("Hussmann"); and

(2)      BARRY EDWARD BRILL of Auckland, New Zealand, Company Director
         ("Brill"); and

(3) ALLAN FRANCIS COTTER, PHILIP JOSEPH MILLER, HOWARD JAMES SMALL, and ROBERT CHARLES TODD, all of Auckland, Company Directors (the "NZ Shareholders"); and

(4)      KEVIN STAINER of Sydney, Australia, Company Director ("Stainer")

INTRODUCTION:

a. Hussmann, the NZ Shareholders and Stainer have agreed to establish, become shareholders and operate a new company called Hussmann McAlpine Limited ("Newco") and its subsidiaries (together, the "Newco Group") on the terms set out in this Agreement.

B. Hussmann and the NZ Shareholders and Stainer have also agreed that, following the establishment of Newco, Hussmann will provide Newco with sufficient funds to enable Newco to purchase the interests of Brill in McAlpine Investments Limited on the terms set out in this Agreement.

IT IS AGREED AS FOLLOWS:

1.       DEFINITIONS AND INTERPRETATION

1.1      In this Agreement:

         "ACCOUNTS" means the financial statements for McAlpine Investments Limited, and the other Subsidiaries as at the Latest Accounts Date;

         "BUSINESS DAY" means a day on which trading banks in Auckland, New Zealand and St Louis, Missouri are normally open for business;

         "CURRENT ACCOUNTS" means the amount of Brill's and the NZ Shareholders' current account advances to MRL directly or indirectly through McAlpine Finance Limited or in the case of Brill, through Pupuke, as at the Latest Accounts Date adjusted for any movements between the Latest Accounts Date and the Settlement Date;

         "CONSTITUTION" means the new constitution of Newco referred to in clause 2.3(a), a copy of which is attached as Schedule 1;

         "DIRECTOR" means any director of Newco;

         "LATEST ACCOUNTS DATE" means 30 June 1998;

         "MATERIAL" means significant dollars of at least A$100,000.00

         "McVEST" means McAlpine Investments Limited;

         "MRL" means McAlpine Refrigeration Limited;

         "MRL CONVERTIBLE NOTES" means the convertible notes issued by MRL to McAlpine Finance Limited on 1 April 1996 and March 5, 1998 and securing the sum of NZ$2,500,000;

         "PUPUKE" means Pupuke Holdings Limited;

         "PUPUKE'S McVEST SHARES" means the 515,912 shares in McVest held by Pupuke;

         "REMAINING McVEST SHARES" means the 484,088 shares in McVest held by the NZ Shareholders;

         "SETTLEMENT" means the performance by the parties of their obligations under clauses 2, 3, 4, 5.1 and 5.2;

         "SETTLEMENT DATE" means 14 August 1998 or such other date as may be agreed between the parties;

         "STAINER'S TRIANGLE SHARES " means the 1,425 shares in Triangle held by, or controlled by Stainer;

         "SUBSIDIARIES" means McVest and every other company which will be a subsidiary (as defined in Section 5 of the Companies Act 1993) of McVest following Settlement, including Triangle and MRL;

         "TRIANGLE" means Triangle Refrigeration Australia Pty Limited;

         "TRIANGLE TAKEOVER OFFER" means the offer to be made by Newco to acquire all of the shares in Triangle, such offer being subject to the execution of this Agreement;

         "VENDORS" means, Brill, the NZ Shareholders and Stainer jointly;

         "WARRANTIES" means the warranties set out in Schedules 2 and 3.

1.2      In this Agreement:

         (a) a reference to any Act of Parliament, code, regulation or ordinance or to any provision thereof includes any modification or re-enactment thereof or any provision substituted therefor and all statutory instruments issued thereunder;

         (b) a word denoting the singular includes the plural and vice versa;

         (c) a word denoting an individual includes a corporation and vice versa;

         (d) a reference to a clause, schedule or annexure is a reference to a clause, schedule or annexure of or to this Agreement;

         (e) a reference to any document or agreement, including this Agreement, includes a reference to that document or agreement as amended, novated, supplemented, varied or replaced from time to time;

         (f)      a word denoting any gender includes all genders;

         (g) a reference to any party to this Agreement or any other document or agreement includes its successors or permitted assigns;

         (h) a reference to a time or date is a reference to local New Zealand time or date; and

         (i) a reference to "NZ$" or "NZ dollars" is a reference to New Zealand currency, and a reference to "A$" or "A dollars" is a reference to Australian currency and the exchange rate for converting one currency to the other will be determined by reference to the mid rate between the sell and buy rates quoted by ASB Bank on the date on which the relevant payment is to be made.

1.3 The headings to clauses, schedules or annexures are for convenient reference only and do not form part of this Agreement or affect its interpretation.

2.       ESTABLISHMENT OF HUSSMANN MCALPINE LIMITED

2.1 To the extent that it has not already done so, Hussmann will arrange for:

         (a) the incorporation of Newco under the name "Hussmann McAlpine Limited" with its registered office at 11-17 Walls Road, Penrose, Auckland;

         (b) the establishment of a bank account in the name of Newco with the Penrose branch of ASB Bank;

         (c) the passing of all resolutions and signing of all certificates necessary for the issue by Newco to Hussmann or its nominee (being a wholly-owned New Zealand subsidiary of Hussmann) of 6,500,000 shares at an issue price (subject to adjustment in accordance with clause 2.2) of the New Zealand equivalent to A$0.9231 per share, making a total issue price of the New Zealand equivalent to A$6,000,000 (the "A Share Issue Price"); and

         (d) payment of the A Share Issue Price to Newco in one sum in cash on the Settlement Date.

2.2 If the Accounts disclose that the net tangible asset value of the Subsidiaries (on a combined basis) calculated in accordance with the memorandum dated 1 July 1998 is less than minus A$2,083,000, the purchase price for the McVest Shares will be reduced by A$1.00 for every A$1.00 by which the net tangible asset value of the Subsidiaries is less than minus A$2,283,000. In such circumstances the Vendors will (subject to clause 15.2(b)) refund to Newco an amount equal to the difference between minus A$2,283,000 and the actual net tangible asset value of the Subsidiaries, such refund to be made within 10 Business Days of completion of the audit of the Accounts. For the purposes of this clause the Vendors will arrange for the Accounts to be audited immediately and will deliver a copy of the Accounts to Hussmann within 5 Business Days following completion of the audit of the Accounts.

2.3 On the Settlement Date and following completion of the steps outlined in clause 2.1 (but subject to completion of the steps referred to clauses 3 and 4) Hussmann will arrange for the passing of all resolutions and signing of all certificates necessary to ensure that:

         (a)      Newco adopts a constitution in the form annexed as Schedule 1;

         (b)      the following persons are appointed as directors of Newco:

                  (i) Lawrence Robert Rauzon and Robert Eugene Dallas, who will be deemed to have been appointed as Group A Directors; and

                  (ii) Howard James Small, Philip Joseph Miller and Barry Edward Brill, who will be deemed to have been appointed as Group B Directors;

         (c) the shares issued to Hussmann or its nominee under clause 2.1(c) are designated as Group A Shares;

         (d) 3,500,000 shares are issued to the NZ Shareholders and Stainer as Group B Shares as follows:

                  (i) 1,841,667 shares at an issue price of A$0.923077 per share (making a total price of A$1,700,000); and

                  (ii) 1,658,333 shares at an issue price of A$1.386935 per share (making a total price of A$2,300,000);

         making a combined total issue price of A$4,000,000 (the "B Share Issue Price").

2.4      The B Share Issue Price will be paid or satisfied as follows:

         (a) A$1,881,245 will be satisfied by the transfer by the NZ Shareholders to Newco of the Remaining McVest Shares in accordance with clause 4;

         (b) A$1,700,000 will be satisfied in the manner specified in clause 5.1;

         (c)      A$141,271 will be satisfied in the manner specified in clause
                  5.4;

         (d)      A$277,484 will be satisfied in the manner specified in clause
                  5.1(a).

3.       SALE AND PURCHASE OF PUPUKE'S MCVEST SHARES

3.1 Brill will cause Pupuke to sell and Hussmann and the NZ Shareholders will cause Newco to purchase all of Pupuke's McVest Shares, on the terms set out in this clause 3.

3.2 The purchase price for Pupuke's McVest Shares will be A$3,000,000. Subject to Brill complying with clause 3.3, Hussmann will cause Newco to pay such sum to Pupuke in cleared funds on the Settlement Date.

3.3      On the Settlement Date Brill will deliver to Newco:

         (a) a duly executed transfer of Pupuke's McVest Shares in favour of Newco;

         (b) share certificates for Pupuke's McVest Shares or a certificate from a director of McVest that no such certificates have been issued;

         (c) resolutions of the directors of McVest approving the said share transfer and resolving that it be entered in the Share Register of McVest;

         (d) the resignation of Brill as a director of McVest and its subsidiaries, to take effect subsequent to the resolutions referred to in paragraph (c);

         (e) all books and records relating to McVest within Brill's possession or control;

         (f) a surrender of the MRL Convertible Notes duly signed by McAlpine Finance Limited, together with:

                  (i) a release of the second debenture given by MRL in favour of McAlpine Finance Limited; and

                  (ii) payment of the sum of NZ$1,289,750 in cleared funds by way of a new advance to Newco, such sum to be repaid on the terms set out in clauses 3.5 and 3.6;

         (g) the waiver by Brill of any pre-emption rights conferred on him by the Constitution of McVest in relation to the Remaining McVest Shares;

         (h) all such other resolutions or documents completed by Brill in his capacity as a shareholder or director of McVest as may be reasonably required by Hussmann or Newco to effect settlement and the transfer of ownership and control of Pupuke's McVest Shares, and the management and administration of McVest to Newco, including the appointment of new officers nominated by Hussmann or Newco, the alteration of the Constitution and the alteration of authority to bankers in respect of the operation of McVest's bank accounts.

3.4 In consideration of Hussmann entering into this Agreement and agreeing to cause Newco to purchase Pupuke's McVest Shares, Brill gives the warranties as set out in part 1 of Schedule 2 and Schedule 3 and indemnifies Newco against any loss or damage sustained by Newco directly or indirectly by reason of a breach of any of the covenants or warranties given by Brill in this Agreement. All such warranties will be deemed to have been repeated by Brill on each day up to and including the Settlement Date but will be subject to clause 15 and the matters specifically disclosed in Schedule 5.

3.5 Subject to Brill complying with clause 3.3(f), Hussmann and the NZ Shareholders will:

         (a) cause the MRL Convertible Notes to be repaid to McAlpine Finance Limited and the moneys secured by those Notes to be distributed to Brill and the NZ Shareholders;

         (b) cause Newco to issue in favour of Pupuke a promissory note whereby the sum of NZ$1,289,750 referred to in clause 3.3(f)(ii) is to be repaid in cleared funds on 30 June 2000, provided that Newco may at its option repay all or part of such sum at any time before 30 June 2000 without notice, in which case interest on the amount repaid will cease on the date of actual repayment;

         (c) cause MRL to repay Brill and/or Pupuke's Current Account advances as and when the cashflow of Newco permits but in any event no later than 30 June 2000.

3.6 Pending repayment of the sums referred to in clause 3.5 Newco will pay, or will cause MRL to pay, interest on the outstanding amounts at the rate of 15% per annum calculated daily, such interest to be paid on the last working day of each calendar quarter.

3.7 Notwithstanding settlement of the sale and purchase of Pupuke's McVest Shares and Brill's resignation as a director of McVest and its subsidiaries, Hussmann will cause Brill to be appointed as a non-executive Group B Director in accordance with clause 2.3(b)(ii). Brill's appointment will be for an initial period of two years from the Settlement Date, during which time Brill will make himself available as a consultant for the provision of company secretarial duties to Newco. In consideration of Brill agreeing to provide such services Hussmann and the NZ Shareholders will cause Newco to pay to Brill directors' fees of NZ$24,000.00 per annum.

3.8 In the event of a breach by Brill of any of the warranties in Schedule 2 or any other failure by Brill to comply with his obligations under this Agreement Hussmann may cause Newco to set off against any money owing to Brill (whether before or after Settlement) the amount required to remedy such breach or failure.

4.       SALE AND PURCHASE OF REMAINING MCVEST SHARES

4.1 The NZ Shareholders will sell and Hussmann will cause Newco to purchase all of the Remaining McVest Shares on the terms set out in this clause 4.

4.2 The purchase price for the Remaining McVest Shares will be A$1,881,245. On the Settlement Date, subject to the NZ Shareholders complying with clause 4.3, Hussmann will cause Newco to issue to the NZ Shareholders 1,356,405 shares being part of the Group B Shares referred to in clause 2.3(d)(ii) in satisfaction of such purchase price.

4.3      On the Settlement Date the NZ Shareholders will deliver to Newco:

         (a) duly executed transfers of the Remaining McVest Shares in favour of Newco;

         (b) share certificates for the Remaining McVest Shares or a certificate from a director of McVest that no such certificates have been issued;

         (c) resolutions of the directors of McVest approving the said share transfers and resolving that they be entered in the Share Register of McVest;

         (d) all books and records relating to McVest within the NZ Shareholders' possession or control;

         (f) the waiver by the NZ Shareholders of any pre-emption rights conferred on them by the Constitution of McVest in relation to Pupuke's McVest Shares;

         (g) all such other resolutions or documents completed by the NZ Shareholders in their capacity as shareholders or directors of McVest as may be reasonably required by Hussmann or Newco to effect settlement and the transfer of ownership and control of the Remaining McVest Shares, and the management and administration of McVest to Newco, including the appointment of new officers nominated by Hussmann or Newco, the alteration of the Constitution and the alteration of authority to bankers in respect of the operation of McVest's bank accounts.

4.4 In consideration of Hussmann entering into this Agreement and agreeing to cause Newco to purchase the Remaining McVest Shares, the NZ Shareholders jointly and severally give the warranties set out in Part 2 of Schedule 2 and Schedule 3 and indemnify Newco against any loss or damage sustained by Newco directly or indirectly by reason of a breach of any of the covenants or warranties given by such NZ Shareholder in this Agreement. All such warranties will be deemed to have been repeated by the NZ Shareholders on each day up to and including the Settlement Date but will be subject to clause 15 and the matters specifically disclosed in Schedule 5.

5.       RELATED TRANSACTIONS

5.1 On the Settlement Date Hussmann will cause Newco to lend to MRL the sum of A$1,977,484 (being part of the A Share Issue Price paid by Hussmann) for the purpose of repaying to the NZ Shareholders part of the MRL Convertible Notes and part of their Current Accounts with MRL. On receipt of repayment the NZ Shareholders will use A$277,484 of that sum to subscribe for 200,070 B Shares in Newco at a price of A$1.386935 per share, thereby enabling Newco to make payment pursuant to the Triangle Takeover Offer. .

5.2. Hussmann ,the NZ Shareholders and Stainer will cause the balance of the Current Accounts (after repayment having been made pursuant to clause 5.1) to be repaid to the NZ Shareholders on the Settlement Date but only to the extent that the cash position of MRL permits such repayment. If there are insufficient funds to permit repayment of the Current Accounts in full on Settlement, the balance of the Current Accounts will be repaid as and when the cashflow of Newco permits but in any event no later than 30 June 2000. Pending such repayment Newco will cause MRL to pay interest on the outstanding amounts at the rate of 15% per annum calculated on a daily basis, such interest to be paid on the last working day of each calendar quarter.

5.3 To the extent that it has not already done so, Hussmann will as soon as practicable cause Newco to make the Triangle Takeover Offer to acquire all of the shares in the capital of Triangle and Stainer undertakes to accept the Triangle Takeover Offer in respect of Stainer's Triangle Shares for the sum of A$141,271.

5.4 On the date on which Stainer receives payment for Stainer's Triangle Shares pursuant to the Triangle Takeover Stainer will contemporaneously subscribe for, and Hussmann will cause Newco to issue to Stainer, 101,858 Group B Shares in consideration of payment by Stainer of the sum of A$141,271.

5.6 In consideration of Hussmann entering into this Agreement and agreeing to cause Newco to purchase Stainer's Triangle Shares (amongst others), Stainer gives the warranties set out in Part 3 of Schedule 2 and
         Schedule 3 and indemnifies Newco against any loss or damage sustained by Newco directly or indirectly by reason of a breach of any of the covenants or warranties given by Stainer in this Agreement. All such warranties will be deemed to have been repeated by Stainer on each day up to and including the Settlement Date but will be subject to clause 15 and the matters specifically disclosed in Schedule 5.

5.7 On the Settlement Date or as soon as possible thereafter the NZ Shareholders and Stainer will cause:

         (a) Trans-Tasman Investments Limited to accept the Triangle Takeover Offer in respect of its 4,224 B shares in Triangle for A$162,400; and

         (b) Triangle Pacific Investments Pty Limited to transfer to McVest its 1,000,000 B shares in MRL for A$1,447,741.

6.       BEFORE SETTLEMENT

6.1      Pending Settlement the Vendors will ensure that:

         (a) Hussmann and its representatives have reasonable access to the Subsidiaries' premises and records;

         (b) all moneys owed to any Subsidiary by any of the Vendors or other persons associated with them are paid at or prior to Settlement unless Hussmann advises otherwise;

         (c) releases of all encumbrances or charges over the McVest Shares and Stainer's Triangle Shares or over the assets of McVest, together with releases of any guarantees or indemnities given by any Subsidiary, are obtained (other than the debentures and cross-guarantees given by the Subsidiaries in favour of ASB Bank and/or ANZ Bank);

         (d) the Subsidiaries are operated in such a manner so as to ensure that none of the Warranties are breached;

         (e) no Subsidiary, without Hussmann's prior written approval, enters into any agreement other than in the ordinary course of business under which the consideration payable to, or receivable by, the Subsidiary is greater than A$100,000, or terminates the employment of any employee of the Subsidiary whose remuneration is greater than A$100,000 per annum;

         (f) Hussmann is notified immediately in writing if any of the Vendors becomes aware of any matter or circumstance which would constitute a breach of this Agreement or any of the Warranties ;

         (g) no Subsidiary declares or pays any dividends or makes any other distribution of profit to its shareholders;

         (h) no Subsidiary disposes of or acquires any assets having a value of more than A$100,000 other than in the normal course of business and for full value;

         (I) each Subsidiary operates its business in the ordinary course of business and in accordance with good business practice, preserves its goodwill and reputation and does nothing outside the normal course of business.

6.2      If, pending Settlement:

         (a) any of the Vendors breaches or fails to comply with any of his obligations under this Agreement in a material respect;

         (b) any circumstances exist or arise which have the effect of making any of the Warranties incorrect or untrue in a material respect;

         (c) any material asset of any Subsidiary is destroyed or rendered unusable; or

         (d) any party becomes aware of any event or circumstance which is or may be materially adverse to the operations of the Subsidiaries or the interests of Hussmann,

         Hussmann may at its discretion give the Vendors notice either postponing Settlement to a date not more than 30 business days after the Settlement Date (in which case the provisions of this Agreement will apply as if the new date is the Settlement Date) or cancelling this Agreement. These rights are separate from and additional to any rights of Hussmann conferred upon it by law or otherwise under this Agreement.

7.       GUARANTEES

7.1 Hussmann undertakes that (Subject to clause 7.2) it will, as soon as practicable, and in any event no later than 31 October 1998, procure Newco to refinance the Subsidiaries supported solely by a Hussmann guarantee, such that the guarantees given by Wall Street Properties Limited to the ASB Bank and by Stainer and the other Triangle shareholders to the ANZ Bank could be released.

7.2 Hussmann's obligations under clause 7.1 are subject to Hussmann receiving from the NZ Shareholders and Stainer an indemnity in respect of Hussmann's liability under the replacement guarantee to the ASB and the ANZ banks, provided that the indemnity will be limited to the amount that exceeds 65% of the total amount guaranteed by Hussmann.

8.       NON-COMPETITION

8.1 Each of the Vendors severally covenants with Hussmann and Newco that he will not for a period of three years after the date on which he ceases to be employed by any company in the Newco Group (the "Restrictive Period") anywhere in New Zealand or Australia (either alone or jointly with any other person) directly or indirectly:

         (a) carry on, or be engaged, concerned or financially interested in, or in any way assist any business which competes, directly or indirectly, with any business carried on by the Newco Group at the start of the Restrictive Period;

          (b) do or say anything which is harmful to the reputation of the Newco Group or which may lead any person to reduce their level of business with the Newco Group or seek to improve their terms of trade with the Newco Group; or

         (c) solicit or entice any of the employees or contractors of the Newco Group to terminate their employment or contract with the Newco Group,

         Provided that nothing in paragraph (a) will be deemed to prohibit any of the Vendors from holding up to 10% of the issued shares of any company listed on a New Zealand or Australian stock exchange.

8.2 Each of the Vendors acknowledges that the undertakings contained in clause 8.1 are reasonable and have been given for the protection of Hussmann and Newco in respect of the goodwill of the businesses of the Newco Group.

8.3 The undertakings in clause 8.1 are considered by the parties to be reasonable in all the circumstances. However, if any undertaking should be held invalid (as an unreasonable restraint of trade or for any other reason whatever) but would have been held valid if part of its wording had been deleted or its duration reduced, or the range of activities or area dealt with reduced in scope, that undertaking will be deemed to apply with the appropriate modifications necessary to make it valid and effective and the other undertakings will remain valid and effective.

8.4 If required by Hussmann, undertakings similar to those referred to in the preceding provisions of this clause 8 will be obtained by those persons whom Hussmann and the NZ Shareholders and Stainer consider to be key employees, in which case the NZ Shareholders will deliver such undertakings to Hussmann on the Settlement Date.

9.       TRANSFER OF NEWCO SHARES

9.1 The shares in Newco ("Newco Shares") may only be transferred in accordance with the Constitution and the following provisions of this clause 9. In the event of any inconsistency between this clause 9 and the Constitution, this clause 9 will prevail.

9.2 In no circumstances may Hussmann, any NZ Shareholder or Stainer sell his Newco Shares in the first year following Settlement without the prior written consent of Hussmann and the other NZ Shareholders.

9.3 If Hussmann or Newco agrees to purchase a NZ Shareholder's or Stainer's Newco Shares, payment for those shares will be made in accordance with the following formula:

         (a) if the purchase is made in the period between the Settlement Date and 30 November 1999, the value of the Newco Shares will be A$1.14286 per share (being the same as the value as at the Settlement Date);

         (b) if the purchase is made in the period between 1 December 1999 and 30 November 2000, the value of one Newco Share will be:

                  the sum of:
                  (i) EBIT for the financial year ending 30 November 1999 times 4, minus outstanding interest-bearing debt as at 30 November 1999 divided by the number of Newco Shares on issue, times one-third;
                  plus
                  (ii)     A$1.14286 per share times two-thirds.

         (c) if the purchase is made in the period between 1 December 2000 and 30 November 2001, the value of one Newco Share will be: the sum of:
                  (i) the average EBIT for the last two financial years ending 30 November 2000 times 4, minus outstanding interest-bearing debt as at 30 November 2000 divided by the number of Newco Shares on issue, times two-thirds;
                  plus
                  (ii)     A$1.14286 per share times one-third.

         (d) if the purchase is made after 30 November 2001, the value of the Newco Shares will be:

                  (i) the average EBIT for the last three financial years ending 30 November immediately preceding the date of sale, times 4, minus outstanding interest-bearing debt as at the end of the last financial year;
                  divided by
                  (ii)     the number of Newco Shares on issue.

         For the purposes of this clause 9.3: (i) in all cases EBIT will be the normalised Earnings before Interest and Tax, excluding all abnormal items and excluding any amortisation of goodwill; (ii) included in EBIT will be the Net Profit before Tax of any associated companies; (iii) interest-bearing debt will exclude any trade finance, whether or not interest is payable; and (iv) EBIT will be calculated on a consistent accounting basis based on the Accounting Policies and Procedures adopted by the Subsidiaries.

9.4 If Stainer or a NZ Shareholder wishes to sell his Newco Shares and neither Hussmann nor any other NZ Shareholder or Stainer (as the case may be) wishes to purchase those shares within the time limits specified in the Constitution, Hussmann, Stainer and the NZ Shareholders will cause Newco to repurchase those shares in accordance with the Constitution and the Companies Act 1993. Hussmann, as majority shareholder, will see that Newco has access to the necessary funds to accomplish the repurchase of the shares, provided that Hussmann will not itself be obligated to contribute additional capital nor make any loan to Newco pursuant to this obligation.

10.      POST SETTLEMENT OPERATIONS

10.1 The transfer pricing arrangements that existed between Hussmann Corporation and MRL prior to the date of this Agreement will continue in force, apart from the additional 5% currency allowance, which will be discontinued when the exchange rate of the Australian dollar against the US dollar reaches 73 cents or higher. From the Settlement Date only "normal published external price adjustments" will occur. All other contractual arrangements between Hussmann Corporation and MRL (including manufacturing licence agreements) will continue in force.

10.2 Unless otherwise agreed by Hussmann, all future funds required by Newco and not reasonably obtainable from external sources (on a non-recourse basis) will be contributed by Hussmann, Stainer and the NZ Shareholders on the same terms, whether by way of debt or equity, in amounts proportionate to their shareholdings. If notwithstanding the foregoing any shareholder fails to contribute an amount proportionate to his or its shareholding in Newco, such shareholder will not be in breach of this Agreement but will be deemed to have waived any rights under the Constitution in respect of the issue of shares to the other shareholders in connection with that contribution.

10.3 The parties will share proportionately whether by way of dividend, management fees or otherwise as agreed, in all profits and distributions of the Newco Group and in all repayments of capital or surplus assets.

10.4 The parties acknowledge that it will be the policy of Newco to distribute profits from the Newco Group as circumstances permit, having regard to the gearing policy of Newco as agreed from time to time by the Directors. Unless otherwise agreed by the parties, dividends may be declared by the Newco Board in an amount up to 30% of the after tax profit of the Subsidiaries subject to:

         (a)      adequate accumulated retained earnings;

         (b)      sufficient cash; and

         (c) any restrictions imposed by any external lenders to the Subsidiaries.

10.5 No arbitrary management fees or corporate charges will be levied by Hussmann.

10.6 Hussmann, the NZ Shareholders and Stainer will cause MRL to enter into new employment agreements with the NZ Shareholders and Stainer on such terms as may be agreed prior to the Settlement Date.

11.      GENERAL OBLIGATIONS OF PARTIES

11.1 Hussmann and the NZ Shareholders and Stainer will exercise all their rights and powers, and generally will use their best endeavours to ensure that Newco and its Subsidiaries operate and carry on business so as to give full effect to the intentions expressed in this Agreement.

11.2 None of Hussmann or the NZ Shareholders or Stainer will mortgage charge encumber or pledge his or its shares in Newco in a way that could in any way obviate the pre-emptive rights in this Agreement without the prior written consent of the other parties.

12.      CONFIDENTIALITY

12.1 Each party undertakes to each of the others that neither he nor it will at any time hereafter use or disclose to any person (other than as authorised by this Agreement) any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of Newco (the "Confidential Information") which may come to his or its knowledge (such party being referred to in this clause as a "recipient").

12.2 To safeguard the confidentiality of Confidential Information, each recipient will take all practicable steps to procure that the same is not disclosed to or obtained by any persons other than personnel employed by the recipient or acting on the recipient's behalf who are required to have access to it in order to enable this Agreement to be carried into effect.

12.3 No party will at any time make or assist any other person whatsoever to make any unauthorised disclosure or use of any Confidential Information and will take all practicable steps to procure and ensure that every person who, as his or its employee, officer or agent or otherwise through or from it, acquires or becomes possessed or apprised of any Confidential Information at any time will not make or assist any other person whomsoever to make any unauthorised disclosure or use of that Confidential Information.

12.4     Nothing in this clause prohibits the disclosure of Confidential
         Information:

         (a) to the extent necessary to a solicitor or any other person or body acting for and necessary to protect or advise upon the rights of a party in relation to the business of that party or the obligation of that party under this Agreement;

         (b) which was already known to the recipient or is or becomes part of the public domain through no breach of this Agreement by the recipient;

         (c) by the recipient with the prior written consent of the other party.

13.      TERMINATION

13.1 This Agreement will continue in full force and effect for so long as Hussmann holds at least 50% of the voting power at general meetings of Newco.

13.2 Termination of this Agreement will not affect in any way any rights of any party arising from any happening or event which occurs prior to the date of termination of the Agreement, or any provisions of this Agreement which are intended to survive termination of this Agreement.

14.      HUSSMANN WARRANTIES

         Hussmann represents and warrants to the other parties that:

         (a) It has been duly incorporated as a company limited by shares under the laws of the Netherlands, is validly existing under those laws, duly owns its rights, property, undertaking and assets and has power and authority to carry on its business as now being conducted;

         (b) it has power to enter into and observe its obligations under the Agreement;

         (c) this Agreement and the transactions under it do not contravene its constituent documents or any law or regulation or official directive or any of its obligations or undertakings by which it or any of its assets are bound or cause a limitation on its powers or the powers of its directors to be exceeded.

         (d) no liquidator, provisional liquidator, or statutory manager or receiver has been appointed to manage its affairs.

15       WARRANTY LIMITATIONS

15.1     The Warranties will be deemed to have been given subject to:

         (a) any exception or qualification disclosed in writing by or on behalf of the Vendors to Hussmann prior to execution of this Agreement by Newco, or expressly stated in this agreement;

         (b) any matter or thing hereafter done or omitted to be done pursuant to any other provision of this Agreement or with the approval of Hussmann.

15.2     If the Vendors become liable for breach of any of the Warranties:

         (a) the liability will be assessed after taking into account any saving to Newco and/or the Subsidiaries in taxation as a result of the liability, claim or other amount in respect of which the liability to Newco arose;

         (b) no amount will be payable unless the amount claimed is recorded in the Accounts or otherwise exceeds A$100,000 after taking into account the provision of paragraph (a) in which case the entire amount will be payable (and not just the amount in excess of A$100,000).

15.3 Notwithstanding any other provision of this Agreement no claim may be made in respect of any breach of the Warranties unless notice of the claim has been given to the Vendor in good faith and in reasonable detail within two years after the Settlement Date.

15.4 In the event of any liability whether actual or contingent of, or any claim or proceedings of any nature against any of the Subsidiaries ("THIRD PARTY CLAIM") arising, in respect of which Newco makes, or may seek to make, any claim against the Vendors pursuant to this Agreement the following provisions shall apply:

         (a) Hussmann will cause Newco to give notice thereof (including reasonable details) to the Vendors and shall ensure that neither Newco nor the Subsidiary concerned makes any payment or admission of liability in respect of the Third Party Claim, or takes any other steps which may in any way prejudice the defence thereof, without the prior written consent of the Vendors.

         (b) The Vendors may at their option, in the name of the Subsidiary concerned, conduct all negotiations and prosecute or defend any proceedings relating to the Third Party Claim, and that for such purpose the Subsidiaries will make available to the Vendors all such information, books and records, and give such other co-operation, as the Vendors may reasonably require for the purpose.

         (c) Where any payment has been made by any of the Vendors, in respect of any third party claim or otherwise pursuant to this Agreement, Hussmann will cause Newco and/or the Subsidiary concerned if called upon to assign to the Vendors or their nominee, or otherwise hold in trust for them, the benefit of any debt, claim, cause of action, rights or other matter (if capable of assignment) in respect of which the payment has been made.

15.5 Notwithstanding the joint liability of the Vendors, Hussmann undertakes that Newco will not make any claim or institute any proceedings against any of them separately for any breach of the Warranties or any other breach of this Agreement and will instead include all of the Vendors in every claim or proceedings.

16.      NOTICES

16.1 Any notice, demand or other communication given or made under this Agreement will be in writing and will be deemed duly given or made if delivered or sent by facsimile or telex as follows:

         (a)      in the case of Hussmann:
                  Van Oldenbarneveltplaats 22
                  3012 AH Rotterdam,
                  Netherlands
                  Facsimile No: 1-314-298-5762

                  with a copy to:
                  Mr Burton Halpern
                  Hussmann Corporation
                  12999 St Charles Rock Road
                  Bridgeton, Missouri
                  UNITED STATES OF AMERICA
                  Facsimile No: 1-314-298-5762

         (b)      in the case of Brill:
                  6 Eric Avenue,
                  Takapuna,
                  Auckland
                  NEW ZEALAND
                  Facsimile No: 64-9-486-1793

         (c)      in the case of the NZ Shareholders:
                  c/o H.J. Small
                  11-17 Walls Road,
                  Penrose,
                  Auckland
                  NEW ZEALAND
                  Facsimile No: 64-9-526-6844

         (d)      in the case of Stainer:
                  171-175 Newton Road,
                  Wetherill Park,
                  Sydney,
                  AUSTRALIA
                  Facsimile No: 61-2-9756-3149

         Any party may change his or its address or facsimile number for the purposes of this Agreement by giving notice of such change to the other parties pursuant to the provisions of this clause.

16.2 Any notice, demand or other communication will be deemed, in the absence of proof to the contrary, to have been received by the party to whom it was sent:

         (a)      in the case of hand delivery, upon the date of such delivery;

         (b) in the case of facsimile transmission, at the time of transmission, provided that, following the transmission, the sender receives a transmission confirmation report,

         unless in any such case it would be deemed to have been received on a day which is not a business day in the place of address, or after 5.00 pm on such a business day in the place of destination of such notice in which event it will be deemed to have been received on the next such Business Day.

17.      GENERAL PROVISIONS

17.1 Nothing contained in this Agreement will be deemed or construed to constitute any partner, agent or representative of any other party, or to create any trust, and this Agreement will not be construed as giving to any party any of the rights or subjecting any party to any of the liabilities incidental to a partnership, agency, representative or trust relationship.

17.2 If one or more of the provisions of this Agreement will be invalid or unenforceable the remaining provisions of this Agreement will not be affected thereby and will continue in full force and effect.

17.3 No waiver by any party of any default in the strict and literal performance and compliance with any provision, condition or requirement herein will be deemed to be a waiver of strict and literal performance of and compliance with any other provision, condition or requirement herein, nor to be a waiver of, or in any manner release the other party from strict compliance with any provision, condition or requirement in the future.

17.4 No party will assign or transfer any of his or its rights or obligations under this Agreement except in accordance with the Constitution. In the event of any conflict between the provisions of the Constitution and this Agreement the provisions of this Agreement will prevail.

17.5 This Agreement may be executed in any number of counterparts including facsimile copies, all of which when taken together will constitute one and the same instrument. A party may enter into this Agreement by signing any counterpart.

17.6 This Agreement will be governed by, and construed in accordance with, the laws of New Zealand.

EXECUTED as an agreement.

SIGNED for and on behalf of                      )   /s/ Burton Halpern
                                                     ---------------------------
HUSSMANN NETHERLANDS B.V. by:                    )   Director



SIGNED by BARRY EDWARD BRILL                     )   /s/ Barry Edward Brill
                                                     ---------------------------



SIGNED by ALLAN FRANCIS                          )   /s/ Allan Francis Cotter
                                                     ---------------------------
COTTER                                           )



SIGNED by PHILLIP JOSEPH                         )   /s/ Phillip Joseph Miller
MILLER                                               ---------------------------
                                                 )



SIGNED by ROBERT CHARLES                         )   /s/ Robert Charles Todd
TODD                                                 ---------------------------
                                                 )



SIGNED by HOWARD JAMES SMALL                     )   /s/ Howard James Small
                                                     ---------------------------



SIGNED by KEVIN STAINER                          )   /s/ Kevin Stainer
                                                     ---------------------------

         This document is the Constitution of Hussmann McAlpine Limited as
         adopted by the Company by Special Resolution passed on the     day
         of      1998

         Certified as the Constitution of the Company.

         ---------------------
         Authorised Person








                                  CONSTITUTION


                                     - of -


                            HUSSMANN MCALPINE LIMITED


                               [BELL/GULLY LOGO]
                                                BARRISTERS AND SOLICITORS

                                    CONTENTS

1        INTERPRETATION
1.1      Definitions
1.2      Construction

2        COMPANIES ACT 1993

3        RIGHTS ATTACHING TO SHARES
3.1      Existing Ordinary Shares

4        ISSUE, CONSOLIDATION, SUBDIVISION AND REPURCHASE OF SHARES
4.1      Issue of New Shares
4.2      Consolidation and Subdivision of Shares
4.3      Bonus Issues
4.4      Shares in Lieu of Dividends
4.5      Share Repurchases

5        PRE-EMPTIVE RIGHTS ON ISSUE OF NEW SHARES
5.1      Pre-emptive Rights
5.2      Pro Rata Entitlements
5.3      Offer Notice
5.4      Acceptance Notices
5.5      Contingent Entitlements
5.6      Treasury Stock

6        ALTERATION OF SHAREHOLDERS' RIGHTS
6.1      Special Resolution Required
6.2      Meetings of Interest Groups
6.3      Issue of Further Shares

7        SHARE CERTIFICATES
7.1      Issue of Share Certificates
7.2      Replacement Share Certificates

8        CALLS ON SHARES
8.1      Board's Power
8.2      Liability to Pay
8.3      Differential Calls
8.4      Instalments
8.5      Time Call is Made
8.6      Interest on Overdue Amounts
8.7      Unpaid Instalments
8.8      Calls in Advance
8.9      Evidence

9        LIEN ON SHARES
9.1      Lien on Unpaid and Partly Paid Shares
9.2      Power of Sale
9.3      Absolute Title of Purchaser
9.4      Application of Sale Proceeds

10       FORFEITURE OF SHARES
10.1     Notice
10.2     Forfeiture
10.3     Sale of Forfeited Shares
10.4     Application of Sale Proceeds
10.5     Absolute Title of Purchaser
10.6     Consequences of Forfeiture
10.7     Evidence of Forfeiture

11       TRANSFER OF SHARES
11.1     Transferor to Remain Holder Until Registration
11.2     Authorised Transactions
11.3     Transfer Executed Outside New Zealand
11.4     Form of Transfer
11.5     Power to Refuse to Register
11.6     Registration of Transfers
11.7     Power to Divide Share Register
11.8     Transfer of Securities Other Than Shares

12       PRE-EMPTIVE RIGHTS ON TRANSFERS OF SHARES
12.1     Transfer Notices
12.2     Contents of Transfer Notice
12.3     Board Appointed Agent
12.4     Offer to Shareholders
12.5     Acceptance Notices
12.6     Notice to Intending Seller
12.7     Intending Seller's Right to Withdraw
12.8     Sale and Purchase
12.9     Purchasers
12.10    Price

12.11    Fair Value if No Agreement
12.12    Settlement
12.13    Payment
12.14    Execution by Company
12.15    Actions by Company
12.16    Validity
12.17    Seller's Rights if no Acceptances Received
12.18    Approved Transfer
12.19    Relatives and Trustees
12.20    Group A Director Ceasing to Act
12.21    Change in Ownership

13       BANKRUPTCY

14       TRANSMISSION OF SHARES
14.1     Transmission on Death of Shareholder
14.2     Rights of Personal Representatives
14.3     Joint Personal Representatives
14.4     Change of Trustees
14.5     Transfer of Shares by Personal Representatives

15       EXERCISE OF POWERS OF SHAREHOLDERS
15.1     Methods of Holding Meetings
15.2     Exercise of Power by Meeting or Written Resolution
15.3     Powers of Shareholders

16       MEETINGS OF SHAREHOLDERS
16.1     Annual Meetings
16.2     Time and Place of Annual Meeting
16.3     Resolution in Lieu of Annual Meeting
16.4     Special Meetings
16.5     Calling of Special Meetings

17       NOTICE OF MEETINGS OF SHAREHOLDERS
17.1     Written Notice
17.2     Contents of Notice
17.3     Irregularity in Notice
17.4     Adjourned Meetings

18       CHAIRPERSON OF MEETINGS OF SHAREHOLDERS
18.1     Chairperson of the Board to Act
18.2     Other Chairperson
18.3     Adjourned Meetings
18.4     Regulation of Procedure

19       QUORUM FOR MEETINGS OF SHAREHOLDERS
19.1     Quorum Required
19.2     Size of Quorum
19.3     Lack of Quorum

20       VOTING AT MEETINGS OF SHAREHOLDERS
20.1     Meetings in One Place
20.2     Audio-Visual Meetings
20.3     Postal Votes
20.4     Number of Votes
20.5     Declaration of Chairperson Conclusive
20.6     Right to Demand Poll
20.7     Time of Demand for Poll
20.8     Timing of Poll
20.9     Counting of Votes on Poll
20.10    Votes of Joint Holders
20.11    Validity of Votes
20.12    No Vote if Amounts Unpaid

21       PROXIES AND CORPORATE REPRESENTATIVES
21.1     Proxies Permitted
21.2     Form of Proxy
21.3     Lodging Proxy
21.4     Validity of Proxy Vote
21.5     Corporate Representatives

22       MINUTES OF SHAREHOLDER MEETINGS

23       SHAREHOLDER PROPOSALS
23.1     Notice to the Board
23.2     Notice to Shareholders at Company's Expense
23.3     Notice to Shareholders at Proposing Shareholder's Expense
23.4     Late Notice
23.5     Proposing Shareholder's Right to Give Written Statement
23.6     Defamatory, Frivolous or Vexatious Statements
23.7     Deposit of Costs by Proposing Shareholder

24       APPOINTMENT AND REMOVAL OF DIRECTORS
24.1     Number
24.2     Existing Directors
24.3     Appointment and Removal by Ordinary Resolution
24.4     Vacation of Office

25       ALTERNATE DIRECTORS
25.1     Appointment
25.2     Form of Appointment and Removal
25.3     Rights of Alternate Director
25.4     Remuneration and Expenses
25.5     Cessation of Appointment

26       POWERS OF DIRECTORS
26.1     Management of Company
26.2     Exercise of Powers by Board
26.3     Exercise of Powers by Shareholders
26.4     Delegation of Powers
26.5     Appointment of Attorney
26.6     Ratification by Shareholders

27       PROCEEDINGS OF THE BOARD
27.1     Methods of Holding Meetings
27.2     Notice of Meeting
27.3     Waiver of Irregularity
27.4     Quorum
27.5     Insufficient Number of Directors
27.6     Chairperson
27.7     Votes
27.8     Submission of Resolutions to Shareholders
27.9     Resolutions in Writing
27.10    Minutes
27.11    Validity of Acts
27.12    Other Procedures

28       DIRECTORS' INTERESTS
28.1     Disclosure of Interests
28.2     Personal Involvement of Directors
28.3     Interested Directors May Vote
28.4     Interests of Shareholders

29       DIRECTORS' REMUNERATION AND OTHER BENEFITS

30       INDEMNITY AND INSURANCE FOR DIRECTORS AND EMPLOYEES
30.1     Indemnity for Directors
30.2     Indemnities and Insurance
30.3     Interpretation

31       DIVIDENDS
31.1     Method of Payment
31.2     Currency of Payment
31.3     Deductions
31.4     Entitlement Date
31.5     Unclaimed Dividends

32       NOTICES
32.1     Method of Service
32.2     Joint Holders

33       INSPECTION OF RECORDS

34       LIQUIDATION
34.1     Distribution of Surplus
34.2     Distribution in Kind
34.3     Trusts

35       METHOD OF CONTRACTING
35.1     Deeds
35.2     Other Written Contracts
35.3     Other Obligations

                                  CONSTITUTION
                                     - OF -
                            HUSSMANN McALPINE LIMITED


1.       INTERPRETATION

a) DEFINITIONS: In this Constitution, unless the context otherwise requires:

         "ACT" means the Companies Act 1993;

         "BOARD" means Directors who number not less than the required quorum acting together as the board of directors of the Company;

         "CLASS" means a class of Shares having attached to them identical rights, privileges, limitations and conditions;

         "COMPANY" means Hussmann McAlpine Limited;

         "CONSTITUTION" means this constitution, as altered from time to time;

         "DIRECTOR" means a person appointed as a director of the Company;

         "GROUP" means a Group of Shares;

         "GROUP OF SHARES" means the Group A Shares or the Group B Shares, as the case may require;

         "GROUP A DIRECTOR" or "GROUP B DIRECTOR" means a person who has been appointed as a Director by the holders of a majority of the Group A Shares or the Group B Shares as the case may require;

         "GROUP A SHARES" and "GROUP B SHARES" mean the Shares referred to in clause 3;

         "INTERESTED" in relation to a Director, has the meaning set out in section 139 of the Act;

         "INTEREST GROUP" in relation to any action or proposal affecting rights attaching to Shares, means a group of Shareholders:

         i)       whose affected rights are identical;

         ii) whose rights are affected by the action or proposal in the same way; and

         iii) who comprise the holders of one or more Classes, except where action is taken in relation to some Shareholders in a Class and not others, or a proposal expressly distinguishes between some Shareholders in a Class and other Shareholders in that Class, in which case the Shareholders in that Class may fall into two or more interest groups;

         "ORDINARYRESOLUTION" means a resolution passed by a simple majority of the votes of Shareholders entitled to vote and voting and which is supported by more than half of the votes cast by the holders of each Group of Shares;

         "PERSONAL REPRESENTATIVE" means:

         (1) in relation to a deceased individual Shareholder, the executor, administrator or trustee of the estate of that Shareholder;

         (2) in relation to a bankrupt individual Shareholder, the assignee in bankruptcy of that Shareholder; and

         (3) in relation to any other individual Shareholder, a person appointed or deemed to have been appointed to administer property under the Protection of Personal and Property Rights Act 1988, a manager appointed or deemed to have been appointed thereunder, and a donee of an enduring power of attorney complying with that Act;

         "REPRESENTATIVE" means a person appointed as a proxy or representative under clause 21 or a Personal Representative;

         "SHARE" means a share issued, or to be issued, by the Company;

         "SHAREHOLDER" means a person whose name is entered in the share register as the holder for the time being of one or more Shares;

         "SPECIAL RESOLUTION" means a resolution passed by a majority of 75% or more of the votes of those Shareholders entitled to vote and voting and which is supported by more than half of the votes cast by the holders of each Group of Shares;

         "TREASURY STOCK" means Shares which have been acquired by the Company and are held by the Company as treasury stock in accordance with the Act.

b) CONSTRUCTION: In this Constitution, unless the context otherwise requires:

         i) the headings appear as a matter of convenience and shall not affect the construction of this Constitution;

         ii) in the absence of an express indication to the contrary, references to sections, clauses or paragraphs are to sections, clauses and paragraphs of this Constitution;

         iii) a reference to any statute, statutory regulations or other statutory instrument includes the statute, statutory regulations or instrument as from time to time amended or re-enacted or substituted;

         iv) the singular includes the plural and vice versa and one gender includes the other genders;

         v) the words "written" and "writing" include facsimile communications and any other means of communication resulting in permanent visible reproduction;

         vi) the word "person" includes any association of persons whether corporate or unincorporate, and any state or government or department or agency thereof, whether or not having separate legal personality;

         vii) words or expressions defined in the Act have the same meaning in this Constitution.

2.       COMPANIES ACT 1993

         The Company, the Board, each Director and each Shareholder have the rights, powers, duties and obligations set out in the Act except to the extent that they are negated or modified by the Constitution.

3.       RIGHTS ATTACHING TO SHARES

         Ordinary shares at the date of adoption of this Constitution are divided into the following Groups, each of which constitutes a separate
         Class:

         - Group A Shares comprising all of the shares on issue as at the date of adoption of this Constitution, together with any new shares that may be designated as Group A Shares; and

         - Group B Shares comprising all new shares issued after the date of adoption of this Constitution and designated as Group B Shares.

         Except as expressly provided in this Constitution, all the Group A Shares and the Group B Shares have the same rights and privileges and are subject to the same restrictions and shall in particular confer on the holders the rights set out below:

         i) the right to receive notice of, and attend, every meeting of the Shareholders;

         ii) the right to vote at a meeting of the Shareholders on any solution, including any resolution to:

                  a)    appoint or remove a Director or auditor;

                  b)    adopt a constitution;

                  c)    alter the Company's constitution;

                  d)    approve a major transaction;

                  e) approve an amalgamation of the Company under section 221 of the Act; or

                  f)    put the Company into liquidation.

         iii) subject to the rights which confer special rights as to dividends, the right of an equal Share in dividends authorised by the Board on a per Share basis;

         iv) the right to receive an offer to acquire New Shares as set out in clause 5; and

         v) subject to the rights of Shareholders which confer special rights as to surplus assets, the right to an equal Share in the distribution of the surplus assets of the Company on a per Share basis.

4.       ISSUE, CONSOLIDATION, SUBDIVISION AND REPURCHASE OF SHARES

a) ISSUE OF NEW SHARES: Subject to clause 5, the Board may, with the approval of the Shareholders by Special Resolution, issue further Shares in the Company (including different Classes of Shares) which:

         i)       rank equally with, or in priority to, existing Shares; or

         ii) have deferred, preferred or other special rights or restrictions, whether as to voting rights or distributions or otherwise.

b) CONSOLIDATION AND SUBDIVISION OF SHARES: The Board may, with the approval of Shareholders by Special Resolution:

         i) consolidate and divide the Shares or Shares of any Class in proportion to those Shares or the Shares in that Class; or

         ii) subdivide the Shares or Shares of any Class in proportion to those Shares or the Shares in that Class.

c) BONUS ISSUES: The Board may, with the approval of Shareholders by Special Resolution, resolve to apply any amount which is available for distribution to Shareholders either:

         i) in paying up in full Shares or other securities of the Company to be issued credited as fully paid to:

                  a) the Shareholders who would be entitled to that amount if it were distributed by way of dividend, and in the same proportions; and

                  b) if applicable, the holders of any other securities of the Company who are entitled by the terms of issue of those securities to participate in bonus issues by the Company, whether at the time the bonus issue is made to the Shareholders, or at some time later, in accordance with their respective entitlements; or

         ii) in paying up any amount which is unpaid on any Shares held by the Shareholders referred to in sub-clause (a)(i),

         or partly in one way and partly in the other.

d) SHARES IN LIEU OF DIVIDENDS: The Board may, with the approval of Shareholders by Special Resolution, exercise the right conferred by section 54 of the Act to issue Shares to any Shareholders who have agreed to accept the issue of Shares, wholly or partly in lieu of proposed dividends or proposed future dividends.

e) SHARE REPURCHASES: The Company may purchase or otherwise acquire Shares issued by it from one or more Shareholders and hold its own Shares.

5.       PRE-EMPTIVE RIGHTS ON ISSUE OF NEW SHARES

a) PRE-EMPTIVE RIGHTS: All Shares proposed to be issued or transferred by the Company must be offered for acquisition in the manner set out in this clause 5 to the existing Shareholders, except to the extent that the terms of any Shares already issued do not entitle the holders of those Shares to receive an offer or to the extent that the existing Shareholders unanimously resolve who the Shares are to be issued or transferred to.

b)       PRO RATA ENTITLEMENTS: Subject to the following sub-clauses (a) and
         (b), all new Shares offered for acquisition pursuant to clause 5.1 ("New Shares") must be offered to the existing Shareholders in proportion to the number of Shares held:

         i) if any existing Shares do not have rights to receive an offer to acquire New Shares or have special or disproportionate rights to receive an offer to acquire New Shares, the offer to acquire New Shares must be made in accordance with the relative proportionate entitlements of all Shareholders; and

         ii)      fractional entitlements to New Shares must be disregarded.

c)       OFFER NOTICE: The offer must be made by written notice, specifying:

         i) the number, Class and terms of the New Shares offered, including the number of New Shares to which the offeree is entitled;

         ii)      the issue price and payment conditions; and

         iii) the date (being not less than 14 days nor more than 28 days after the date of the written notice) by which the offeree must give an acceptance notice in writing to the Company containing the details set out in clause 5.4.

d) ACCEPTANCE NOTICES: Each acceptance notice must state whether or not the offeree wishes to purchase:

         i)       the offeree's entitlement or some lesser number of New Shares;
                  and

         ii) any New Shares offered to, but declined by, other offerees ("Declined New Shares") and if so what number.

e) CONTINGENT ENTITLEMENTS: If, and to the extent that, offerees do not, within the period referred to in clause 5.3, accept the offer, their entitlements to Declined New Shares will be used for satisfying the requests for the Declined New Shares upon the basis that the Declined New Shares not claimed by the holders of Shares in a particular Group will be allocated first to the other holders of Shares in that Group who have requested Declined New Shares, in proportion to their existing holdings in that Group, and thereafter to the holders of Shares in the other Group who have requested Declined New Shares in proportion to their existing holdings in that Group, but no Shareholder will be allocated more Declined New Shares than the number requested by that Shareholder.

f) TREASURY STOCK: The provisions of this clause 5 also apply to the transfer of Shares held by the Company in itself as if the transfer was an issue of New Shares by the Company.

6.       ALTERATION OF SHAREHOLDERS' RIGHTS

a) SPECIAL RESOLUTION REQUIRED: Any action affecting the rights, privileges, limitations or conditions attached to any Shares by this Constitution, the Act, or the terms on which any of the Shares were issued, must be approved by Special Resolution of each Interest Group.

b) MEETINGS OF INTEREST GROUPS: The provisions of this Constitution relating to meetings of Shareholders shall apply to separate meetings of the Shareholders in each Interest Group, except that the necessary quorum shall be two persons holding or representing the holders of not less than one third of the Shares of the relevant Interest Group. Any Shareholder in the Interest Group present in person or by Representative may demand a poll.

c) ISSUE OF FURTHER SHARES: The issue of further Shares ranking equally with existing Shares whether as to voting rights, distribution or otherwise, is deemed not to be an action affecting the rights attaching to the existing Shares of that Class.

7.       SHARE CERTIFICATES

a) ISSUE OF SHARE CERTIFICATES: The Company may issue Share certificates in respect of all or any Shares and must, within 20 working days after receiving an application by a Shareholder, send to that Shareholder a Share certificate, in accordance with section 95 of the Act.

b)       REPLACEMENT SHARE CERTIFICATES:  The Company:

         i) may issue a replacement certificate for any Share certificate that is worn out or defaced; and

         ii) shall issue a replacement Share certificate for one that has been lost or destroyed; and

         iii) shall issue a replacement Share certificate for any Group A Shares that have been redesignated as Group B Shares pursuant to clause 12.20,

         subject in the case of (a) and (b) to satisfactory proof of that fact, payment of the reasonable expenses of the Company and, if so required by the Board, an appropriate indemnity being given to the Company.

8.       CALLS ON SHARES

a) BOARD'S POWER: The Board may, by notice in writing to a Shareholder or Shareholders, make calls in respect of all moneys unpaid on Shares and which are not, by the terms applicable to the Shares, payable at fixed times. The Board may revoke or postpone a call before payment is received.

b) LIABILITY TO PAY: Each relevant Shareholder shall be liable (jointly and severally in the case of joint Shareholders) to pay, in accordance with the relevant notice, every call and shall remain liable to do so notwithstanding the subsequent transfer of the relevant Shares.

c) DIFFERENTIAL CALLS: Calls may be made in respect of certain Shares and not others and for different amounts in respect of certain Shares from others. The Board may, at the time of issue of any Shares, differentiate between the holders as to the amount of calls to be paid and the time of payment.

d) INSTALMENTS: The Board may determine that a call is payable by instalments.

e) TIME CALL IS MADE: A call shall be deemed to have been made at the time the resolution of the Board authorising the call was passed.

f) INTEREST ON OVERDUE AMOUNTS: A call not paid when due shall bear interest from the due date to the date of actual receipt by the Company at the rate fixed in the notice of call or the terms applicable to the relevant Shares or, if there is no such rate, as the Board determines. The Board may waive payment of interest wholly or in part.

g) UNPAID INSTALMENTS: Any amount payable on issue of a Share or on any fixed date or as an instalment of a call shall be deemed to be a call and if not paid, the provisions of this clause 8 and clauses 9 and 10 shall apply as if that sum had become payable by the making of a call.

h) CALLS IN ADVANCE: The Board may, in its discretion, receive any moneys uncalled and unpaid upon any Shares in advance of its due date and, may pay interest on the amount received at such rate (if any) and on such terms as the Board determines.

i) EVIDENCE: In any proceedings for the recovery of moneys due in respect of any call a statutory declaration by a Director or any other person authorised by the Board that:

         i) the name of the Shareholder is entered in the Share register as the holder (or one of the holders) of the relevant Shares;

         ii) the resolution making the call is recorded in the records of the Company; and

         iii)     notice of the call was sent to the Shareholder,

         shall be conclusive evidence of the indebtedness of the Shareholder to the Company in respect of the call.

9.       LIEN ON SHARES

a) LIEN ON UNPAID AND PARTLY PAID SHARES: The Company shall have a first and paramount lien on every Share which is not a fully paid Share (and any dividends or other distributions in respect of that Share) for:

         i) all unpaid calls, instalments, or other amounts, and any interest payable on those amounts, relating to that Share; and

         ii) any amounts the Company may be called upon to pay under any legislation in respect of that Share.

b) POWER OF SALE: If any amount due in respect of a Share on which the Company has a lien is unpaid for more than 14 days after notice in writing demanding payment has been given to the Shareholder or the person entitled to receive notices in respect of that Share:

         i) the Company may sell the Share in the manner set out in clause 5 as if it constituted an issue of New Shares; and

         ii) to give effect to any such sale, the Board may authorise any person to execute a transfer of the Share to, or at the direction of, the purchaser.


c) ABSOLUTE TITLE OF PURCHASER: The title of a purchaser of any Shares sold pursuant to clause 9.2 shall not be affected by any irregularity or invalidity in any sale.

d) APPLICATION OF SALE PROCEEDS: The net proceeds of sale of any Share sold pursuant to clause 9.2, after deducting expenses of sale shall be applied in and towards satisfaction of any unpaid calls, instalments or other amounts and any interest on those amounts and the balance (if any) shall be paid to the person entitled to the Share at the date of sale.

10.      FORFEITURE OF SHARES

a) NOTICE: If a call on a Share is not paid when due, the Directors may give 14 days notice to the Shareholder requiring payment of the call, together with interest on the amount of the call. The notice shall specify the place of payment and state that if the notice is not complied with the relevant Share will be liable to be forfeited.

b) FORFEITURE: If the notice is not complied with the Share may, before payment of the overdue amount has been made, be forfeited by resolution of the Board.

c) SALE OF FORFEITED SHARES: A forfeited Share may be sold or otherwise disposed in the manner set out in clause 5 as if it constituted an issue of New Shares. To give effect to any sale or disposal the Board may authorise any person to execute any relevant documentation. The Board may, at any time before the sale or disposal, cancel the forfeiture.

d) APPLICATION OF SALE PROCEEDS: The net proceeds of sale of any forfeited Share shall be applied in the same manner as set out in clause 9.4.

e) ABSOLUTE TITLE OF PURCHASER: The title of a purchaser of a forfeited Share shall not be affected by any irregularity or invalidity in the forfeiture, sale or other disposal of the Share.

f) CONSEQUENCES OF FORFEITURE: A person whose Shares have been forfeited shall cease to be a Shareholder in respect of those Shares and shall surrender the Share certificate for cancellation but shall remain liable to the Company for all moneys due to the Company at the date of forfeiture in respect of the Shares together with interest thereon.

g) EVIDENCE OF FORFEITURE: A statutory declaration by a Director or any other person authorised by the Board that a Share has been forfeited on a specified date shall be conclusive evidence of that forfeiture.

11.      TRANSFER OF SHARES

a) TRANSFEROR TO REMAIN HOLDER UNTIL REGISTRATION: The transferor of a Share shall remain the holder of the Share until the name of the transferee is entered in the Share register.

b) AUTHORISED TRANSACTIONS: Any Shares disposed of by an "authorised transaction" within the meaning of the Securities Transfer Act 1991 may be transferred by an instrument of transfer complying with the provisions of that Act or by an instrument complying with clause 11.4.

c) TRANSFER EXECUTED OUTSIDE NEW ZEALAND: Where an instrument of transfer would have complied with the provisions of the Securities Transfer Act 1991 if it had been executed by the transferor in New Zealand, it may nevertheless be registered by the Company if it is executed under the common seal of a corporation as transferor or otherwise in any usual manner for execution by such a corporation, or in any other case if the signature of the transferor has been witnessed by a person who has added his or her occupation and address after his or her signature.

d) FORM OF TRANSFER: Every instrument of transfer of Shares not falling within clauses 11.2 and 11.3 shall comply with the following provisions:

         i) the form of the instrument of transfer shall be any usual or common form or any other form which the Board may approve;

         ii) the instrument of transfer must be signed or executed by or on behalf of the transferor; and

         iii) where the Shares being transferred are not fully paid up, the instrument of transfer must also be signed or executed by or on behalf of the transferee.

e) POWER TO REFUSE TO REGISTER: The Board may decline to register any transfer of Shares where:

         i)       the Company has a lien on any of the Shares; or

         ii)      the Shares are not fully paid up; or

         iii) the transfer is not accompanied by the certificate (if any) for the Shares to which it relates or other evidence as the Board may reasonably require to show the right of the transferor to make the transfer; or

         iv) the Board has notice of any agreement by the Shareholder to transfer the Shares only to some specified person or subject to some specified condition; or

         v) the transferor has not complied with the provisions of clauses 12 or 14,

         provided that the Board resolves to exercise its powers under this clause within 30 working days after receipt of the relevant transfer and notice of the resolution is sent to the transferor and to the transferee within five working days of the resolution being passed by the Board.

f) REGISTRATION OF TRANSFERS: Every instrument of transfer shall be delivered to the Company's Share register, together with the Share certificate (if any) for the Shares to be transferred. If there is no Share certificate for those Shares or if the Share certificate has been lost, damaged or destroyed, the transferee shall provide such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

g) POWER TO DIVIDE SHARE REGISTER: The Share register may be divided into two or more registers kept in different places.

h) TRANSFER OF SECURITIES OTHER THAN SHARES: This section 11 shall also apply to transfers of securities of the Company other than Shares with any necessary modifications.

12.      PRE-EMPTIVE RIGHTS ON TRANSFERS OF SHARES

a) TRANSFER NOTICES: Every Shareholder who desires to sell or transfer any legal or beneficial interest in Shares in the Company (other than pursuant to clause 5.6) (the "Intending Seller") must give notice in writing (a "Transfer Notice") to the Board that the Intending Seller desires to sell or transfer those Shares. For the purposes of this clause, the word "Shareholder" includes a manager, protection attorney, assignee in bankruptcy or Personal Representative of any Shareholder.

b)       CONTENTS OF TRANSFER NOTICE:  The Transfer Notice must specify:

         i) the Group which the Shares to be sold or transferred form part or all of (the "Specified Group");

         ii) the number of Shares the Intending Seller intends to sell or transfer (the "Specified Shares"); and

         iii) the sum which the Intending Seller proposes as the sale price of the Specified Shares (the "Proposed Sale Price").

c) BOARD APPOINTED AGENT: A Transfer Notice constitutes the Board as the agent of the Intending Seller for the sale of the Specified Shares in accordance with the provisions of this clause 12. A Transfer Notice is not revocable by the Intending Seller except as provided in clause 12.7 and clause 12.11.

d) OFFER TO SHAREHOLDERS: Immediately upon receipt of a Transfer Notice, the Board must promptly give written notice to Shareholders offering the Specified Shares in accordance with the provisions of this clause 12.4;

         i) if the Specified Shares comprise all the Shares in the Specified Group, they must be offered in accordance with sub-clauses (c) and (d) to the holders of the Shares in the other Group of Shares.

         ii) if the Specified Shares comprise part only of the Shares in the Specified Group, they must be first offered in accordance with sub-clauses (c) and (d) to the holders of the remaining Shares in the Specified Group and if any of the Specified Shares remain unallocated thereafter they must then be offered in accordance with sub-clauses (c) and (d) to the holders of the Shares in the other Group of Shares.

         iii) an offer pursuant to sub-clause (a) or (b) must be made by written notice to each of the relevant Shareholders, in proportion to their existing holdings in their relevant Group. The notice must state:

                  a) the number of Specified Shares to which the offeree is entitled;

                  b)    the Proposed Sale Price; and

                  c) the date (being not less than 21 days nor more than 28 days after the receipt by the Company of the Transfer Notice) by which the offeree must give notice in writing to the Company (an "Acceptance Notice") containing the details set out in clause 12.5.

         iv) If all the offerees in the relevant Group do not claim their full entitlements, the unclaimed Shares ("Declined Shares") must be used to satisfy the requests for Declined Shares. If there are insufficient Declined Shares to satisfy such requests, the Declined Shares must be divided among those offerees who requested Declined Shares, in proportion to their existing holdings in the relevant Group but no Shareholder shall be allocated more Declined Shares than the number which that Shareholder has requested.

         v) If any Specified Shares remain unallocated after the procedure set out in the proceeding sub-clauses have been followed, the Company may offer those Shares to any person nominated by the holders of the majority of the Shares in the Group other than the Specified Group.

e) ACCEPTANCE NOTICES: Each Acceptance Notice must state whether or not the offeree:

         i) wishes to purchase the offeree's entitlement or some lesser number of Specified Shares;

         ii)      wishes to purchase any Declined Shares and if so what number;
                  and

         iii) accepts the Proposed Sale Price or wishes the sale price to be the Fair Value determined in accordance with clause 12.11.

f) NOTICE TO INTENDING SELLER: After receipt of Acceptance Notices from all offerees or the expiry of the date specified in clause 12.4(c)(iii) (whichever is the earlier) the Board must within seven days either send to the Intending Seller copies of all Acceptance Notices received or notify the Intending Seller that no Acceptance Notices have been received.

g) INTENDING SELLER'S RIGHT TO WITHDRAW: If Acceptance Notices are received which do not contain acceptances for all of the Specified Shares the Intending Seller may within seven days of being given notice under clause 12.6, revoke the Transfer Notice by giving a notice in writing to the Board ("Withdrawal Notice"). If the Intending Seller gives a Withdrawal Notice under this clause 12.7 the Transfer Notice will be revoked and the Intending Seller may, within three months after the Withdrawal Notice is given, sell or transfer all of the Specified Shares (but not part only) at a price which is not less than the proposed sale price and otherwise on terms no more favourable to a Purchaser than the terms offered to the existing Shareholders.

h) SALE AND PURCHASE: Subject to clause 12.11, the Intending Seller will become bound to sell the Specified Shares in respect of which Acceptance Notices have been received when:

         i) Acceptance Notices are given under clause 12.5 which relate to all of the Specified Shares in a Transfer Notice; or

         ii) Acceptance Notices are given under clause 12.5 which relate only to some of the Shares specified in a Transfer Notice and the Intending Seller does not give a Withdrawal Notice under clause 12.7.

i) PURCHASERS: The purchasers of the Specified Shares will be determined as follows:

         i) if all offerees have accepted their entitlements then each offeree will become bound to purchase that number of Specified Shares equivalent to that offeree's entitlement; and

         ii)      in any other case:

                  a) each offeree will become bound to purchase that number of Specified Shares equal to the lesser of the number of Specified Shares the offeree agreed to accept in the offeree's Acceptance Notice and the number of Specified Shares equivalent to the offeree's entitlement; and

                  b) each offeree who has agreed to accept Declined Shares and, if more than one, pro rata according to their respective entitlements, will become bound to purchase that number of Declined Shares.

j) PRICE: If an offeree's Acceptance Notice states that the offeree accepts the Proposed Sale Price that offeree will be bound to purchase the relevant Specified Shares at that price.

k) FAIR VALUE IF NO AGREEMENT: If an offeree's Acceptance Notice states that the offeree does not accept the Proposed Sale Price the sale price will be the fair value ("Fair Value") fixed by a person (the "Expert") appointed by agreement between the Intending Seller and the Remaining Shareholder or, failing agreement, appointed by the President of the New Zealand Society of Accountants. The Expert will be an expert, not an arbitrator. The Arbitration Act 1996 does not apply. If the Expert fixes the Fair Value at a price below the Proposed Sale Price, the Intending Seller may, within seven days of being given notice of the Expert's determination, revoke the Transfer Notice by giving a Withdrawal Notice in the same manner as under clause 12.7. The provisions of clause 12 will nevertheless apply to any further attempt by the Intending Seller to sell or transfer any Shares.

l) SETTLEMENT: Settlement of the sale and purchase of the Shares must take place:

         i) within 14 days after the Intending Seller becomes bound to sell the Specified Shares pursuant to clause 12.8 (if at the Proposed Sale Price); or

         ii) in any other case within 14 days after the determination of the Fair Value.

m)       PAYMENT: On settlement:

         i) the offeree must pay the price for the Shares to the Intending Seller in cleared funds; and

         ii) in return, the Intending Seller must deliver to the offeree the signed Share transfer and relevant Share certificate (if any).

n) EXECUTION BY COMPANY: If the Intending Seller does not transfer the Shares in accordance with clause 12.13(b), the Company shall execute transfers of the Shares on behalf of the Intending Seller and receive the price for the Shares.

o) ACTIONS BY COMPANY: Upon receipt of the price for the Shares, the Company must cause the name of the relevant offeree to be entered in the Share register as the holder of those Shares and hold the amount paid in trust for the Intending Seller.

p) VALIDITY: The Board's receipt is a good discharge to the offeree for the purchase price. No question may be raised as to the title of the offeree to the Shares.

q) SELLER'S RIGHTS IF NO ACCEPTANCE NOTICES RECEIVED: If an Intending Seller has given a Transfer Notice and no Acceptance Notices are received during the Acceptance Period, the Intending Seller may, within three months after the expiry of the Acceptance Period, sell or transfer all of the Specified Shares (but not part only) at a price which is not less than the Proposed Sale Price and otherwise on terms no more favourable to a purchaser than the terms offered to the Remaining Shareholders.

r) APPROVED TRANSFER: Any Share may be transferred by a Shareholder to any person if the transfer is approved in writing by the holders of 75% of the Shares in the Company of the same Class and the restrictions in the preceding provisions of this clause 12 shall not apply to any transfer authorised by this clause 12.18.

s) RELATIVES AND TRUSTEES: Any Share may be sold or transferred by a Shareholder free from the restrictions contained in the preceding provisions of this clause 12, to:

         i) the husband or wife of that Shareholder or any person with whom that Shareholder is living in a relationship in the nature of marriage;

         ii)      a parent, child or grandchild of that Shareholder;

         iii) a trustee or trustees of any trust which is, in the opinion of the Board, exclusively or principally for the benefit of one or more of the persons specified sub-clauses (a) and (b). Shares standing in the name of the trustees of any such trust may be transferred upon any change of trustee to the new trustees of such trust; or

         iv) (subject to clause 12.21) a company owned or controlled by a Shareholder or any of the persons referred to in paragraphs
                  (a), (b) and (c) of this clause 12.19.

t) GROUP B SHAREHOLDER CEASING TO BE A DIRECTOR OR EMPLOYEE: If a holder of Group B Shares ceases for any reason to be a Director or employee of the Company or any of its subsidiaries, that holder must give a Transfer Notice in respect of his Group B Shares within 21 days of ceasing to be a Director or employee as aforesaid. If that holder fails to give a Transfer Notice within th 21 day period, the other Directors will be deemed to have been appointed as that Shareholder's attorney and may give a Transfer Notice on that Shareholder's behalf.

u) CHANGE IN OWNERSHIP: If there is a change of ownership or control of more than 50% of the shareholding in the holder of any Shares, that holder must give a Transfer Notice in respect of its Shares within 21 days of the change in ownership as aforesaid. If that holder fails to give a Transfer Notice within the such period, a Transfer Notice will have been deemed to have been given within 21 days of the Company notifying the holder of the relevant Shares that it has become aware of the change of ownership. This clause will not apply in the case of a corporate restructuring, statutory merger, amalgamation or other reorganisation within the group of companies of which the holder of the relevant Shares forms part.

13.      BANKRUPTCY

         If a Shareholder is adjudicated bankrupt, then the adjudication constitutes the Board the agent of the bankrupt Shareholder (and of his or her estate in bankruptcy or death):

         i)       to give the Board a Transfer Notice; and

         ii)      to sell the Shares as provided in clause 12.

         The Proposed Sale Price will be the Fair Value and will be fixed prior to the offer to Shareholders. The Intending Seller will have no right to withdraw the Transfer Notice under clause 12.

14.      TRANSMISSION OF SHARES

a) TRANSMISSION ON DEATH OF SHAREHOLDER: If a Shareholder dies the survivor, if the deceased was a joint Shareholder, or the Shareholder's Personal Representative, shall be the only person recognised by the Company as having any title to or interest in the Shares of the deceased Shareholder. Nothing in this clause shall release the estate of a deceased joint Shareholder from any liability in respect of any Share or constitute a release of any lien which the Company may have in respect of any Share.

b)       RIGHTS OF PERSONAL REPRESENTATIVES: A Shareholder's Personal
         Representative:

         i) is entitled to exercise all rights (including without limitation the rights to receive distributions, to attend meetings and to vote in person or by Representative), and is subject to all limitations, attached to the Shares held by that Shareholder; and

         ii) is entitled to be registered as holder of those Shares, but such registration shall not operate as a release of any rights (including any lien) to which the Company was entitled prior to registration of the Personal Representative pursuant to this sub-clause.

c) JOINT PERSONAL REPRESENTATIVES: Where a Share is subject to the control of two or more persons as Personal Representatives, they shall, for the purposes of this Constitution, be deemed to be joint holders of the Share.

d) CHANGE OF TRUSTEES: Shares in the Company standing in the name of the Personal Representatives of a deceased Shareholder may be transferred upon any change of Personal Representative of such deceased Shareholder.

e) TRANSFER OF SHARES BY PERSONAL REPRESENTATIVES: The Personal Representative of a deceased Shareholder must, not later than six months after the death of the Shareholder, give a Transfer Notice in respect of all the Shares held by the deceased Shareholder and all the provisions of section 12 shall apply accordingly. If the Personal Representative fails to do so then, at the expiration of the six month period, the Personal Representative shall be deemed to have given a Transfer Notice in respect of all of the Shares held by the deceased Shareholder unless the requirements of this clause have previously been waived by written notice to the Company signed by all of the Shareholders. The Proposed Sale Price will be the Fair Value and will be fixed prior to the offer to Shareholders. The Intending Seller will have no right to withdraw the Transfer Notice under clause 12.7.

15.      EXERCISE OF POWERS OF SHAREHOLDERS

a) METHODS OF HOLDING MEETINGS: A meeting of Shareholders may be held either:

         i) by a number of Shareholders, who constitute a quorum, being assembled together at the place, date, and time appointed for the meeting; or

         ii) if determined by the Board, by means of audio, or audio and visual, communication by which all Shareholders participating and constituting a quorum, can simultaneously hear each other throughout the meeting.

b) EXERCISE OF POWER BY MEETING OR WRITTEN RESOLUTION: A power reserved to the Shareholders by the Act or by this Constitution may be exercised either:

         i)       at a meeting of Shareholders; or

         ii) by a resolution in writing signed in accordance with section 122 of the Act.

c) POWERS OF SHAREHOLDERS: Unless otherwise specified in the Act or this Constitution any power reserved to Shareholders may be exercised and any approval of Shareholders may be given by Ordinary Resolution.

16.      MEETINGS OF SHAREHOLDERS

a) ANNUAL MEETINGS: Subject to clause 16.3, the Company shall hold an annual meeting in each calendar year in addition to any other meetings in that year not later than:

         i)       six months after the balance date of the Company; and

         ii)      fifteen months after the previous annual meeting.

b) TIME AND PLACE OF ANNUAL MEETING: Each annual meeting shall be held at such time and place as the Board appoints.

c) RESOLUTION IN LIEU OF ANNUAL MEETING: It is not necessary for the Company to hold an annual meeting in any calendar year if everything required to be done at the meeting (by resolution or otherwise) is done by resolution in writing signed in accordance with section 122 of the Act.

d) SPECIAL MEETINGS: All meetings other than annual meetings shall be called special meetings.

e)       CALLING OF SPECIAL MEETINGS: A special meeting:

         i)       may be called by the Board at any time; and

         ii) shall be called by the Board on the written request of Shareholders holding Shares carrying together not less than 5% of the voting rights entitled to be exercised on any of the questions to be considered at the meeting.

17.      NOTICE OF MEETINGS OF SHAREHOLDERS

a) WRITTEN NOTICE: Written notice of the time and place of a meeting of Shareholders must be sent to every Shareholder entitled to receive notice of the meeting and to every Director and the auditor of the Company (if any) not less than 10 working days before the meeting.

b)       CONTENTS OF NOTICE: The notice must state:

         i) the nature of the business to be transacted at the meeting in sufficient detail to enable a Shareholder to form a reasoned judgment in relation to it; and

         ii) the text of any Special Resolution to be submitted to the meeting.

c) IRREGULARITY IN NOTICE: An irregularity in a notice of a meeting is waived if all the Shareholders entitled to attend and vote at the meeting attend the meeting without protest as to the irregularity, or if all such Shareholders agree to the waiver. The accidental omission to give a notice of a meeting to, or the non-receipt of a notice of a meeting by, any person will not invalidate the proceedings at the meeting.

d) ADJOURNED MEETINGS: If a meeting of Shareholders is adjourned for less than 30 days it is not necessary to give notice of the time and place of the adjourned meeting other than by announcement at the meeting which is adjourned.

18.      CHAIRPERSON OF MEETINGS OF SHAREHOLDERS

a) CHAIRPERSON OF THE BOARD TO ACT: If the Directors have elected a chairperson of the Board, and the chairperson of the Board is present at a meeting of Shareholders, that Director must chair the meeting.

B) OTHER CHAIRPERSON: If no chairperson of the Board has been elected or if at any meeting of Shareholders the chairperson of the Board is not present within 15 minutes of the time appointed for the commencement of the meeting or the chairperson is unwilling or unable to act, the Directors present, if any, may elect one of their number to be chairperson of the meeting. If no Director is willing to act as chairperson or if no Director is present within 15 minutes of the time appointed for the commencement of the meeting, the Shareholders present may choose one of their number to be chairperson.

c) ADJOURNED MEETINGS: The chairperson may, and if directed by the meeting must, adjourn the meeting to a new time and place. No business can be transacted at any adjourned meeting other than unfinished business at the original meeting.

d) REGULATION OF PROCEDURE: Subject to the provisions of the Act, and except as otherwise provided in this Constitution, the chairperson may regulate the proceedings at meetings of Shareholders.

19.      QUORUM FOR MEETINGS OF SHAREHOLDERS

a) QUORUM REQUIRED: Subject to clause 19.3 no business may be transacted at a meeting of Shareholders if a quorum is not present.

b) SIZE OF QUORUM: For so long as there are only Group A Shares on issue, a quorum for a meeting of Shareholders is such number of Shareholders or their Representatives who are present and who between them hold or or represent the holders of the majority of the Group A Shares. If at any time there are Group B Shares on issue the quorum for a meeting of Shareholders will be such number of Shareholders or their Representatives who are present and who between them hold or represent the holders of the majority of the Shares in each Group.

c) LACK OF QUORUM: If a quorum is not present within 30 minutes after the time appointed for the meeting:

         i) in the case of a meeting called by the Board on the written request of Shareholders under section 121(b) of the Act, the meeting is dissolved; or

         ii) in the case of any other meeting, the meeting is adjourned to the same day in the following week at the same time and place, or to such other date, time, and place as the Directors may appoint and if, at the adjourned meeting, a quorum is not present within 30 minutes after the time appointed for the commencement of the meeting, the Shareholders or their Representatives present will constitute a quorum.

20.      VOTING AT MEETINGS OF SHAREHOLDERS

a) MEETINGS IN ONE PLACE: In the case of a meeting of Shareholders held under clause 15.1(a), unless a poll is demanded, voting at the meeting shall be by whichever of the following methods is determined by the chairperson:

         i)       voting by voice; or

         ii)      voting by show of hands.

b) AUDIO-VISUAL MEETINGS: In the case of a meeting of Shareholders held under clause 15.1(b), unless a poll is demanded, voting at the meeting shall be by the Shareholders signifying individually their assent or dissent by voice.

c) POSTAL VOTES: Unless the Board determines otherwise, Shareholders may not exercise the right to vote at a meeting by casting postal votes. If the Board determines that Shareholders may exercise the right to vote at a meeting by casting postal votes, the procedures in relation to postal voting shall be those set out in clause 7 of the First Schedule to the Act together with any other procedures determined by the Board.

d)       NUMBER OF VOTES: Subject to any rights or restrictions attached to any
         Share:

         i) where voting is by voice or a show of hands, every Shareholder present in person or by Representative has one vote; and

         ii) on a poll every Shareholder present in person or by Representative has:

                  a) one vote in respect of every fully paid Share held by that Shareholder; and

                  b) in respect of each Share held by that Shareholder which is not fully paid, a proportion of the vote or votes which would be exercisable if that Share was fully paid equivalent to the proportion of the total issue price of that Share which has been paid (disregarding any payment in advance).

e) DECLARATION OF CHAIRPERSON CONCLUSIVE: A declaration by the chairperson that a resolution is carried by the requisite majority is conclusive evidence of that fact unless a poll is demanded in accordance with clause 20.6.

f)       RIGHT TO DEMAND POLL: At a meeting of Shareholders a poll may be demanded by:

         i) not less than five Shareholders having the right to vote at the meeting; or

         ii) a Shareholder or Shareholders representing not less than 10% of the total voting rights of all Shareholders having the right to vote at the meeting; or

         iii) a Shareholder or Shareholders holding Shares in the Company that confer a right to vote at the meeting and on which the aggregate amount paid up is not less than 10% of the total amount paid up on all Shares that confer that right; or

         iv)      the chairperson.

         For the purposes of this clause, the instrument appointing a proxy to vote at a meeting of the Company confers authority to demand or join in demanding a poll and a demand by a person as proxy for a Shareholder has the same effect as a demand by the Shareholder.

g) TIME OF DEMAND FOR POLL: A poll may be demanded either before or after the vote is taken on a resolution. The demand for a poll may be withdrawn.

h) TIMING OF POLL: The chairperson may determine the time and manner in which a poll is to be taken and any business other than that upon which a poll has been demanded may be proceeded with pending the taking of the poll.

i) COUNTING OF VOTES ON POLL: If a poll is taken, votes must be counted according to the votes attached to the Shares of each Shareholder present in person or by Representative and voting.

j) VOTES OF JOINT HOLDERS: Where two or more persons are registered as the holder of a Share, the vote of the person named first in the Share register and voting on a matter must be accepted to the exclusion of the votes of the other joint holders.

k) VALIDITY OF VOTES: In the case of any dispute as to the admission or rejection of a vote the chairperson shall determine the same and such determination made in good faith shall be conclusive.

l) NO VOTE IF AMOUNTS UNPAID: No Shareholder shall be entitled to vote at any meeting in respect of Shares on which any call or other moneys are due and unpaid.

21.      PROXIES AND CORPORATE REPRESENTATIVES

a) PROXIES PERMITTED: A Shareholder may exercise the right to vote either by being present in person or by proxy. A proxy for a Shareholder is entitled to attend and be heard at a meeting of Shareholders as if the proxy were the Shareholder.

b) FORM OF PROXY: A proxy must be appointed by notice in writing signed by the Shareholder and the notice must state whether the appointment is for a particular meeting or a specified term not exceeding 12 months.

c) LODGING PROXY: No proxy is effective in relation to a meeting unless the proxy form is produced before the start of the meeting.

d) VALIDITY OF PROXY VOTE: A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or mental disorder of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given, if no written notice of such death, mental disorder, revocation, or transfer has been received by the Company at its registered office before the commencement of the meeting or adjourned meeting at which the proxy is used.

e) CORPORATE REPRESENTATIVES: A body corporate which is a Shareholder may appoint a representative to attend a meeting of Shareholders on its behalf in the same manner as that in which it could appoint a proxy. A corporate representative shall have the same rights and powers as if the representative were a proxy.

22.      MINUTES OF SHAREHOLDER MEETINGS

         The Board must ensure that minutes are kept of all proceedings at meetings of Shareholders. Minutes which have been signed correct by the chairperson are prima facie evidence of the proceedings.

23.      SHAREHOLDER PROPOSALS

a) NOTICE TO THE BOARD: A Shareholder may give written notice to the Board of a matter the Shareholder proposes to raise for discussion or resolution at the next meeting of Shareholders at which the Shareholder is entitled to vote.

b) NOTICE TO SHAREHOLDERS AT COMPANY'S EXPENSE: If the notice is received by the Board not less than 20 working days before the last day on which notice of the relevant meeting of Shareholders is required to be given by the Board, the Board must, at the expense of the Company, give notice of the Shareholder proposal and the text of any proposed resolution to all Shareholders entitled to receive notice of the meeting.

c) NOTICE TO SHAREHOLDERS AT PROPOSING SHAREHOLDER'S EXPENSE: If the notice is received by the Board not less than five working days and not more than 20 working days before the last day on which notice of the relevant meeting of Shareholders is required to be given by the Board, the Board must, at the expense of the Shareholder, give notice of the Shareholder proposal and the text of any proposed resolution to all Shareholders entitled to receive notice of the meeting.

d) LATE NOTICE: If the notice is received by the Board less than five working days before the last day on which notice of the relevant meeting of Shareholders is required to be given by the Board, the Board may, if practicable, and at the expense of the Shareholder, give notice of the Shareholder proposal and the text of any proposed resolution to all Shareholders entitled to receive notice of the meeting.

e) PROPOSING SHAREHOLDER'S RIGHT TO GIVE WRITTEN STATEMENT: If the Directors intend that Shareholders may vote on the proposal they must give the proposing Shareholder the right to include in or with the notice given by the Board a statement of not more than 1,000 words prepared by the proposing Shareholder in support of the proposal, together with the name and address of the proposing Shareholder.

f) DEFAMATORY, FRIVOLOUS OR VEXATIOUS STATEMENTS: The Board is not required to include in or with the notice given by the Board a statement prepared by a Shareholder which the Directors consider to be defamatory, frivolous, or vexatious.

g) DEPOSIT OF COSTS BY PROPOSING SHAREHOLDER: Where the costs of giving notice of the Shareholder proposal and the text of any proposed resolution are required to be met by the proposing Shareholder, the proposing Shareholder must, on giving notice to the Board, deposit with the Company or tender to the Company a sum sufficient to meet those costs.

24.      APPOINTMENT AND REMOVAL OF DIRECTORS

a) NUMBER: The number of Group A Directors must not at any time be more than four and the number of Group B Directors must not at any time be more than three.

b) EXISTING DIRECTORS: The Directors in office at the date of adoption of this Constitution shall continue in office and shall be deemed to have been appointed pursuant to this Constitution.

c) APPOINTMENT AND REMOVAL: Subject to clause 24.1, the holders of a majority of the Shares in a Group may at any time by written notice to the Company appoint a person as a Director and may similarly remove from office any Director previously appointed by the holders of a majority of the Shares in that Group.

d) VACATION OF OFFICE: A Director shall cease to hold office as a Director if the Director:

         i) becomes bankrupt or makes an arrangement or compromise with the Director's creditors generally;

         ii) becomes disqualified from being a Director pursuant to Section 151 of the Act;

         iii)     resigns from office by notice in writing to the Company; or

         iv) is removed from office pursuant to this Constitution or the Act.

25.      ALTERNATE DIRECTORS

a) APPOINTMENT: Each Director may from time to time appoint any person who is not already a Director and who is approved by a majority of the other Directors to be the Director's alternate director (an "Alternate Director"). No Director may appoint a deputy or agent otherwise than by way of appointment of an Alternate Director.

b) FORM OF APPOINTMENT AND REMOVAL: Any appointment or removal of an Alternate Director must be by notice in writing to the Company signed by the relevant Director.

c) RIGHTS OF ALTERNATE DIRECTOR: Each Alternate Director will be entitled to:

         i) receive notices of all meetings of the Board if the Director who appointed the Alternate Director is known to be either outside of New Zealand or otherwise unavailable to attend meetings;

         ii) attend and vote at any such meeting at which the Director who appointed the Alternate Director is not personally present; and

         iii) in the absence of the Director who appointed the Alternate Director, perform all the functions, and exercise all the powers, of that Director.

d)       REMUNERATION AND EXPENSES:  Each Alternate Director's:

         i) remuneration (if any) must be paid by the Director who appointed the Alternate Director; and

         ii) expenses incurred in attending meetings of the Directors and otherwise in relation to the discharge of duties will be paid by the Company.

e) CESSATION OF APPOINTMENT: An Alternate Director will cease to be an Alternate Director:

         i) if the Director who appointed the Alternate Director ceases to be a Director or revokes the appointment;

         ii) on the occurrence of any event relating to the Alternate Director which, if the Alternate Director were a Director, would disqualify the Alternate Director from being a Director; or

         iii) if a majority of the other Directors resolve to revoke the Alternate Director's appointment.

26.      POWERS OF DIRECTORS

a) MANAGEMENT OF COMPANY: Except as provided in clause 26.3, the business and affairs of the Company shall be managed by, or under the direction or supervision of, the Board.

b) EXERCISE OF POWERS BY BOARD: Subject to the provisions of clause 26.3, the Board may exercise all the powers of the Company which are not required, either by the Act or this Constitution, to be exercised by the Shareholders.

c) EXERCISE OF POWERS BY SHAREHOLDERS: The Shareholders may at any time by Ordinary Resolution exercise any of the powers which would otherwise fall to be exercised by the Board but the exercise of any such power shall not invalidate any prior act of the Board which would have been valid if the power had not been exercised by the Shareholders.

d) DELEGATION OF POWERS: The Board may delegate to a committee of Directors, a Director, an employee of the Company, or to any other person, any one or more of its powers, other than a power set out in the Second Schedule to the Act.

e) APPOINTMENT OF ATTORNEY: The Company may exercise the power conferred by section 181 of the Act to appoint a person as its attorney, either generally or in relation to a specified matter. Any such power of attorney may contain such provisions for the protection of persons dealing with the attorney as the Board thinks fit, and may also authorise any attorney to delegate all or any of the powers, authorities and discretions vested in the attorney.

f) RATIFICATION BY SHAREHOLDERS: Subject to the provisions of section 177 of the Act (relating to ratification of directors' actions) the Shareholders, or any other person in whom a power is vested by this Constitution or the Act, may ratify the purported exercise of that power by a Director or the Board in the same manner as the power may be exercised. The purported exercise of a power that is ratified under this clause is deemed to be, and always to have been, a proper and valid exercise of that power.

27.      PROCEEDINGS OF THE BOARD

a) METHODS OF HOLDING MEETINGS: A meeting of the Board may be held either:

         i) by a number of the Directors who constitute a quorum, being assembled together at the place, date and time appointed for the meeting; or

         ii) by means of audio, or audio and visual, communication by which all the Directors participating and constituting a quorum can simultaneously hear each other throughout the meeting.

b) NOTICE OF MEETING: A Director or, if requested by a Director to do so, an employee of the Company approved by the Board for this purpose, may convene a meeting of the Board. Notice of a meeting of directors must be given to:

         i)       every Director who is in New Zealand; and

         ii) any Alternate Director (as defined in clause 25.1) who is in New Zealand who is an alternate of a Director who is not in New Zealand.

c) WAIVER OF IRREGULARITY: An irregularity in a notice of meeting is waived if all the Directors entitled to receive notice of the meeting attend or participate in the meeting without protest as to the irregularity or if all Directors entitled to receive notice of the meeting agree to the waiver.

d) QUORUM: The quorum for a meeting of the Board will be two Directors including at least one Director representing the holders of each Group of Shares. No business may be transacted at a meeting of Directors if a quorum is not present.

e) INSUFFICIENT NUMBER OF DIRECTORS: The Directors may act notwithstanding any vacancy in their body.

f) CHAIRPERSON: The Directors may elect one of their number as chairperson of the Board and determine the period for which the chairperson is to hold office. If no chairperson is elected, or if at any meeting the chairperson is not present within five minutes after the time appointed for the commencement of the meeting, the Directors present may choose one of their number to be chairperson of the meeting.

g) VOTES:The Directors appointed by the Group A Shareholders shall jointly have four votes regardless of the actual number of Directors present at a meeting of the Board and the Directors appointed by the Group B Shareholders shall jointly have three votes regardless of the actual number of Directors present at a meeting of the Board. In the case of an equality of votes, the chairperson will not have a casting vote. A resolution of the Board is passed if a majority of the votes cast on it are in favour of it. A Director present at a meeting of the Board is presumed to have agreed to, and to have voted in favour of, a resolution of the Board unless that Director expressly dissents or expressly abstains from voting on, or voting against, the resolution.

h) SUBMISSION OF RESOLUTIONS TO SHAREHOLDERS: If a resolution submitted to a meeting of the Board is not passed, any Director may, within seven days of the date upon which the resolution was lost, give written notice to the Board that the resolution is to be submitted to a meeting of shareholders and may thereafter take such steps as are necessary to submit such resolution to a meeting of Shareholders.

i) RESOLUTIONS IN WRITING: A resolution in writing, signed or assented to by all Directors is as valid and effective as if it had been passed at a meeting of the Board duly convened and held. Any such resolution may consist of several documents (including facsimile or other similar means of communication) in like form, each signed or assented to by one or more Directors. A copy of any such resolution must be entered in or kept with the records of Board proceedings.

j) MINUTES: The Board must ensure that minutes are kept of all proceedings at meetings of the Board.

k) VALIDITY OF ACTS: All acts done by any meeting of the Board or of a committee of Directors or by any person acting as a Director are valid notwithstanding:

         i) any defect in the appointment of any Director or person acting as a Director; or

         ii)      that they or any of them were disqualified; or

         iii)     any irregularity in a notice of meeting.

l) OTHER PROCEDURES: Except as set out in this clause 27, the Board may regulate its own procedure. The provisions of the Third Schedule of the Act shall not apply to proceedings of the Board except to the extent that those provisions are included in this Constitution.

28.      DIRECTORS' INTERESTS

a)       DISCLOSURE OF INTERESTS: A Director shall comply with the provisions of section 140 of the Act (relating to disclosure of interest of directors) but failure to comply with that section does not affect the operation of clause 28.2.

b) PERSONAL INVOLVEMENT OF DIRECTORS: Notwithstanding any rule of law or equity to the contrary, but subject to sections 107(3) and 141 of the Act (relating to avoidance of transactions in which a Director is Interested) and section 199(2) of the Act (prohibiting a director from acting as auditor of a company), a Director may:

         i)       contract with the Company in any capacity;

         ii)      be a party to any transaction with the Company;

         iii) have any direct or indirect personal involvement or Interest in any transaction or arrangement to which the Company is a party or in which it is otherwise directly or indirectly interested or involved;

         iv) become a director or other officer of, or otherwise Interested in, any company promoted by the Company or in which the Company may be directly or indirectly Interested as a shareholder or otherwise; and

         v) retain any remuneration, profit or benefits in relation to any of the foregoing,

         and no contract or arrangement of any kind referred to in this clause may be avoided by reason of a Director's Interest.

c) INTERESTED DIRECTORS MAY VOTE: A Director who is Interested in a transaction entered into, or to be entered into, by the Company may not vote on any matter relating to the transaction but may otherwise:

         i) attend a meeting of the Board at which any matter relating to the transaction arises and be included among the Directors present at the meeting for the purposes of a quorum;

         ii) sign a document relating to the transaction on behalf of the Company; and

         iii) do any other thing in his or her capacity as a Director in relation to the transaction,

         as if the Director were not Interested in the transaction.

d) INTERESTS OF SHAREHOLDERS: Any Director may, when exercising powers or performing duties as a Director, act in a manner which he or she believes is in the best interests of a Shareholder or Shareholders, even though it may not be in the best interests of the Company.

29.      DIRECTORS' REMUNERATION AND OTHER BENEFITS

         The Board may exercise the power conferred by section 161 of the Act to authorise any payment or other benefit of the kind referred to in that section.

30.      INDEMNITY AND INSURANCE FOR DIRECTORS AND EMPLOYEES

a) INDEMNITY FOR DIRECTORS: Every Director shall be indemnified by the Company for any costs referred to in section 162(3) of the Act and any liability or costs referred to in section 162(4) of the Act.

b) INDEMNITIES AND INSURANCE: In addition to the indemnity set out in clause 30.1, the Company may:

         i) indemnify a director or employee of the Company or a related company for any costs referred to in section 162(3) of the Act;

         ii) indemnify a director or employee of the Company or a related company in respect of any liability or costs referred to in section 162(4) of the Act; and

         iii) effect insurance for a director or employee of the Company or a related company in respect of any liability or costs referred to in section 162(5) of the Act.

c) INTERPRETATION: Words given extended meanings by section 162(9) of the Act have those extended meanings in this clause.

31.      DIVIDENDS

a) METHOD OF PAYMENT: Any dividend or other money payable to a Shareholder may be paid by cheque sent through the post to the registered address of the holder or in any other manner determined by the Board and directed by the person entitled to the payment. In the case of joint holders, cheques may be sent to the registered address of the person first named on the register.

b) CURRENCY OF PAYMENT: The Board may, in its discretion, differentiate between Shareholders as to the currency in which dividends are to be paid. In exercising that discretion the Board may have regard to the registered address of a Shareholder, the register on which a Shareholder's Shares are registered or any other matter the Board considers appropriate. In any case where a dividend is to be paid in a currency other than New Zealand currency, the amount payable will be converted from New Zealand currency in a manner, at a time and at an exchange rate determined by the Board.

c) DEDUCTIONS: The Board may deduct from dividends payable to any Shareholder in respect of any Shares any:

         i) unpaid calls, instalments, premiums or other amounts, and any interest payable on such amounts, relating to the specific Shares; and

         ii) amounts the Company may be called upon to pay under any legislation in respect of the specific Shares.

d) ENTITLEMENT DATE: Dividends and other distributions or payments to Shareholders will be payable to the persons who are the registered as Shareholders on an entitlement date fixed by the Board.

e) UNCLAIMED DIVIDENDS: Dividends or other monetary distributions unclaimed for one year after having been authorised may be used for the benefit of the Company until claimed. All dividends or other monetary distributions unclaimed for five years after having been authorised may be forfeited by the Board for the benefit of the Company. The Board may, nevertheless, agree to pay a claimant who produces evidence of entitlement.

32.      NOTICES

a) METHOD OF SERVICE: All notices, reports, accounts or documents required to be sent to a Shareholder shall be sent in the manner set out in section 391 of the Act. Notices to any other person shall be sent in the same manner as if that person was a Shareholder.

b) JOINT HOLDERS: A notice may be given by the Company to the joint holders of a Share in the Company by giving the notice to the joint holder named first in the Share register in respect of the Share.

33.      INSPECTION OF RECORDS

         Except as provided in the Act or unless the Board determines otherwise in any particular case, no holder of securities shall be entitled to:

         i) inspect any records, books, papers, correspondence or documents of the Company; or

         ii) require or receive any information concerning the Company's business, trading or customers, or any trade secret or secret process of or used by the Company.

34.      LIQUIDATION

a) DISTRIBUTION OF SURPLUS: Subject to the rights of any Shareholders and to clauses 34.2 and 34.3, upon the liquidation of the Company the surplus assets of the Company (if any) must be distributed among the Shareholders in proportion to their Shareholding. If any Shareholder's Shares are not fully paid up the liquidator of the Company may require those Shares to be fully paid up before the Shareholder receives any distribution of the surplus assets of the Company in respect of those Shares.

b) DISTRIBUTION IN KIND: With the approval of the Shareholders by Ordinary Resolution, the liquidator of the Company may divide amongst the Shareholders in kind the whole or any part of the assets of the Company (whether or not they are of the same kind) and for that purpose the liquidator may:

         i) attribute values to assets as the liquidator considers appropriate; and

         ii) determine how the division will be carried out as between the Shareholders or different classes of Shareholders.

c) TRUSTS: With the approval of the Shareholders by Ordinary Resolution, the liquidator may vest the whole or any part of any surplus assets of the Company in trustees upon trust for the benefit of Shareholders. The liquidator may determine the terms of the trust.

35.      METHOD OF CONTRACTING

a) DEEDS: A deed which is to be entered into by the Company may be signed on behalf of the Company, by:

         i)       two or more Directors;

         ii) if there is only one Director, by that Director whose signature must be witnessed;

         iii)     one or more attorneys appointed by the Company; or

         iv) any Director and a person authorised by the Board whose signature must be witnessed.

b) OTHER WRITTEN CONTRACTS: An obligation or contract which is required by law to be in writing, and any other written obligation or contract which is to be entered into by the Company, may be signed on behalf of the Company by a person acting under the express or implied authority of the Company.

c) OTHER OBLIGATIONS: Any other obligation or contract may be entered into on behalf of the Company in writing or orally by a person acting under the express or implied authority of the Company.

                                   SCHEDULE 2

PART 1 - BRILL WARRANTIES

1. SHARES: Pupuke is the legal owner of Pupuke's McVest Shares, those Shares are fully paid up, are unencumbered and together with the Remaining McVest Shares pursuant to the trust deed establishing the Pupuke Trust, constitute all of the issued shares in the capital of McVest, and no third party has any actual or contingent right to claim an interest of any nature whatsoever in any of Pupuke's McVest Shares.

2. FULL AUTHORITY: Brill and Pupuke have full power and authority to enter into this Agreement and to carry out the transactions provided for in this Agreement. This Agreement has been duly executed and delivered by Brill and is a valid and binding document of Brill.


PART 2 - NZ SHAREHOLDER WARRANTIES

1. SHARES: The NZ Shareholders are the legal and/or beneficial owners of the Remaining McVest Shares, in the following proportions:

         a) Howard Small and Vicki Small as trustees of the Kohi Trust are the legal owner of 100,000 shares pursuant to the trust deed establishing the Kohi Trust;

         b) Phillip Miller and Karyn Miller as trustees of the Seaview Trust are the legal owners of 142,255 shares pursuant to the trust deed establishing the Seaview Trust;

         c) Korat Promotions Limited is the legal and beneficial owner of 96,733 shares

         d) Robert Charles Todd is the legal and beneficial owner of 145,100 shares

         Those Shares are fully paid up, are unencumbered and together with Pupuke's McVest Shares, constitute all of the issued shares in the capital of McVest, and no third party has any actual or contingent right to claim an interest of any nature whatsoever in any of the Remaining McVest Shares.

2. FULL AUTHORITY: The NZ Shareholders have full power and authority to enter into this Agreement and to carry out the transactions provided for in this Agreement. This Agreement has been duly executed and delivered by the NZ Shareholders and is a valid and binding document of the NZ Shareholders.


PART 3 - STAINER WARRANTIES

1. SHARES: Stainer is the legal and beneficial owner of 625 of Stainer's Triangle Shares and holds an enduring power of attorney over a further 800 of those Shares which are held in the name of Mrs J Stainer, those Shares are fully paid up, are unencumbered and no third party has any actual or contingent right to claim an interest of any nature whatsoever in any of Stainer's Triangle Shares.

2. FULL AUTHORITY: Stainer has full power and authority to enter into this Agreement and to carry out the transactions provided for in this Agreement. This Agreement has been duly executed and delivered by Stainer and is a valid and binding document of Stainer.

                                   SCHEDULE 3

                           GENERAL VENDORS' WARRANTIES

The following warranties are given subject to the matters specifically disclosed in Schedule 5

1. ALL INFORMATION TRUE: All information in respect of the Subsidiaries or their business or assets given by or on behalf of the Vendors to Hussmann or any representative of Hussmann, was when given, and remains, true, complete, accurate and not misleading in all material respects and all information which the Vendors knew or ought to have known was material has been disclosed in writing to Hussmann.

2. STANDING OF SUBSIDIARIES: Each Subsidiary has been duly incorporated under the laws of New Zealand or Australia (as the case may be), is validly existing under those laws, and has power and authority to carry on its business as now being conducted.

3. ASSETS: The Subsidiaries are the legal and beneficial owner of all of their rights, property, undertaking and assets, which assets are unencumbered (except for title retention provisions arising in respect of goods supplied in the ordinary course of business) and no third party has any actual or contingent right to claim an interest of any nature whatsoever in any of such rights, property, undertaking or assets.

4. NO INDEBTEDNESS: At Settlement the Subsidiaries will not owe (either directly or contingently) any monies to any third parties (including any banks or shareholders) other than trade creditors arising in the ordinary course of business and other debts as set out in this Agreement or otherwise disclosed in writing to Hussmann.

5.       ACCURACY OF THE ACCOUNTS:  The Accounts:

         a) comply with all relevant legislation and have been prepared in accordance with prescribed accountancy standards and generally accepted accountancy principles, consistently applied; and

         b) give a true and fair view of all of the assets and liabilities (whether actual or contingent) and of the state of affairs of the Subsidiaries at the relevant balance date, and the value of those assets is not overstated (and in particular not greater than any valuation received by the Subsidiaries) nor are those liabilities understated in the Accounts; and

         c) make full provision or reserve for all liabilities (including contingent liabilities and bad or doubtful debts) including (without limitation) all leave entitlements.

6. SOLVENCY: No liquidator, provisional liquidator, or statutory manager or receiver has been appointed to manage the affairs of any Subsidiary.

7.       OPERATION OF THE SUBSIDIARIES: Since the Latest Accounts Date:

         a) there has been no material adverse change to the business or financial position of the Subsidiaries;

         b) the business of the Subsidiaries has been carried on in the ordinary course of business and in accordance with good business practice and has been conducted so as to maintain the Subsidiaries' goodwill, reputation and customer relationships;

         c) no Subsidiary has acquired or disposed of any assets other than to parties not related to that Subsidiary and then only in the ordinary course of business and for full consideration on normal terms;

         d) each Subsidiary has ensured that the level of raw materials and stock are not excessive but are adequate for current trading conditions and that such materials and stock are of a merchantable quality;

         e) no Subsidiary has issued any shares, options or other securities and has not declared or paid any dividend or other distribution or effected any distribution of its assets or made any loan or other payment (other than a payment in the ordinary course of business) to its shareholders or any other person;

         f) no Subsidiary has passed any resolution of directors or shareholders issuing any shares, registering any transfer of shares, or altering the rights attaching to any shares, in that Subsidiary;

         g) each Subsidiary has maintained its material machinery, equipment and vehicles in a good state of operating condition and repair and no machinery, equipment or vehicles are in need of renewal or replacement, except in the ordinary course of business

8. NO CAPITAL COMMITMENTS: No Subsidiary has any capital commitments (which in aggregate exceed A$250,000 which should reasonably be incurred in the next 12 months in order for the Subsidiary to continue to operate its current business.

9.       NO UNUSUAL AGREEMENTS: No Subsidiary is a party to:

         a) any bill of sale, pledge or hypothecation or to any hiring or leasing agreement, hire purchase agreement, credit or conditional sale agreement, agreement for payment on deferred terms or any other similar agreement or arrangement except in the ordinary course of business;

         b) any unusual, onerous or long term (ie., more than six months) agreement or arrangement or any agreement entered into otherwise than on an arms length basis and in the ordinary course of business except in the ordinary course of business;

         c) any agreement, obligation, or liability which cannot be properly performed by the Subsidiary without being likely to result in a loss to the Subsidiary or which cannot be performed on time without undue, or unusual, expenditure of money or effort except in the ordinary course of business;

         d) any agreement or arrangement with any shareholder, or any person related to a shareholder except for employment or management contracts with the Vendors;

         e) any agreement, tender or arrangement (including any obligation referred to in (f) below) which involves, or is likely to involve, obligations or liabilities which by reason of their magnitude, is material to the Subsidiary;

         f) any guarantee, indemnity, warranty, comfort or other similar or analogous obligation except in the ordinary course of business; or

         g) any option or agreement which gives any person the right to call for the issue of any shares or other securities of the Subsidiary or the transfer of any assets of the Subsidiary.

10. NO BREACH OF AGREEMENTS: No Subsidiary is in material breach of any agreements to which it is a party.

11. NO AGREEMENTS OR RELATIONSHIPS AFFECTED: No agreement to which a Subsidiary is a party (including any employment arrangements) gives any other party to such agreement the right to determine or vary their obligations under the agreement or to require the Subsidiaries to make any additional payment or take any additional action, by reason of the transactions referred to in this Agreement. In addition, no supplier or customer of any Subsidiary has indicated that it may cease or materially reduce its level of business with that Subsidiary.

12. NO LITIGATION: The Subsidiaries are not engaged in, or threatened with, any claims, litigation, disputes with employees, investigations or any legal proceedings of any kind whatsoever, nor are Brill, the NZ Shareholders or Stainer aware of any matters which they knew or ought to have known are likely to give rise to any such litigation, disputes, investigations or proceedings.


13. NO DEFECTIVE PRODUCTS: The Subsidiaries have not sold or supplied products or services which are in any material respect faulty or defective and which may result in claims against the Subsidiaries, and there are no claims for faulty or defective products against the Subsidiaries which will remain outstanding at Settlement, except for products or services in respect of which a Subsidiary has given a 12 month supply warranty.

14. PROPERTIES: None of the Subsidiaries owns any freehold interest in any property and no Subsidiary is in breach of any lease of any property leased or occupied by it. In particular:

         a) there are no restrictive covenants or provisions, legislation or orders which preclude the use of any leasehold property for the purposes for which it is now used, and that use is permitted under the provisions of the planning acts and regulations and is in accordance with the requirements of the relevant local authorities;

         b) no Subsidiary is in breach of any covenant, restriction or other obligation (including by-laws) affecting any leasehold property and no rights, easements, quasi-easements or privileges exist in favour of any person in respect of such property;

         c) there are no outstanding enforcement or other notices or proceedings issued in respect of any leasehold property or any order or resolution for the compulsory acquisition of any part of such property;

         d) there is no outstanding liability for repairs or dilapidations or to carry out works in respect of any leasehold property.

15. DIRECTORS AND EMPLOYEES: No current or former director, employee or contractor of the Subsidiaries has any grounds to bring a claim against the Subsidiaries or is otherwise entitled to receive any payment of any kind from the Subsidiaries (other than current employees' or contractors' usual wages, salaries fees or bonuses). No director, employee or contractor is entitled to any special bonus or to any share of the profits of the Subsidiaries. No employee or contractor is employed or engaged on terms which cannot be terminated by three months' notice or less without giving rise to a claim for damages or compensation (other than a claim for redundancy or unfair dismissal). The Subsidiaries are not aware that any employee or contractor has indicated any intention to leave the Subsidiaries. No loans or other financial accommodation are owed by any director, employee or contractor to the Subsidiaries.

16.      SUPERANNUATION:

         a) There is no claim for, nor is any Subsidiary under any legal liability to pay, any pension or retirement, death or disability or other similar payment to any past or present director, employee or contractor or their families or dependents and no such pension or payment is now being paid voluntarily, except for payments under the relevant Australian compulsory superannuation schemes (the "Schemes");

         b) No Subsidiary is in breach of its obligation to fund the benefits under the Schemes.

17. NO BREACH OF STATUTES: To the best of the Vendors' belief (after due and careful enquiry) the Subsidiaries have not done or omitted to do any act or thing which is or could be in contravention of the provisions of any statute or statutory regulations (including without limitation the Resource Management Act 1991).

18. ALL CONSENTS HELD: Each Subsidiary holds all material consents (whether statutory, regulatory or otherwise) required for the carrying on of its business and is not in breach of the terms or conditions of such consents. There are no pending or threatened proceedings which might in any way affect those consents or rights. None of the consents or rights will be in any way prejudiced or revoked as a consequence of the entry into the transactions referred to in this Agreement.

19. BOOKS PROPERLY MAINTAINED: Each Subsidiary has in all material respects properly kept and maintained all necessary books of account, minute books, and other and registers; all such documents contain full and accurate records of all matters required to be recorded in them; and all resolutions, returns and notices required to be delivered to the Registrar of Companies have been delivered and are true and accurate in all material respects.

20. INTELLECTUAL PROPERTY RIGHTS: The Subsidiaries own all intellectual property rights used by them (including the exclusive right to use the Subsidiaries' trade names) and have not infringed any trade mark, patent, registered design, copyright or other intellectual property right or any third party. No royalty or other fee is required to be paid by the Subsidiaries to any person in respect of the intellectual property rights used by the Subsidiaries.

21. NO VIRUSES ETC: The computer systems used by the Subsidiaries (including hardware, software, databases and data) are fee from viruses, locks, drop-dead devices and millennium defects which may have a material adverse effect on the Subsidiaries and which are unable to be rectified and each Subsidiary has taken, and will continue to take, steps and implement procedures as it does at the date of this Agreement to ensure, so far as reasonably possible, that such systems are free from the same at Settlement.

22. INSURANCE: The insurance policies held by the Subsidiaries are valid and enforceable and adequate to fully cover all risks reasonably foreseeable in relation to the business and assets of the Subsidiaries and there is no claim pending and no event has occurred which has or may result in a claim under any of the policies or otherwise being brought against the Subsidiaries.

23. NO POWERS OF ATTORNEY: No Subsidiary has granted any power of attorney or conferred on any person other than its directors and employees any authority to enter into any transaction on behalf of or to bind that Subsidiary in any way.

24. ACC RATING: There are no claims associated with the Subsidiaries which might adversely affect their experience rating under the Accident Rehabilitation and Compensation Insurance (Experience Rating) Regulations 1993.

25. FULL PROVISION FOR TAXATION: The Accounts make full provision or reserve for all taxation liable to be assessed on the Subsidiaries or for which they may be accountable, including in particular (but without limitation) taxation of profits, gains, income, receipts, benefits and other items subject to taxation for any period ending on or before, and for any transactions or events occurring down to the Latest Accounts Date.

26. TAXATION LIABILITY AFTER THE LATEST ACCOUNTS DATE: All liability of the Subsidiaries for taxation in respect of the period from the Latest Accounts Date to the Settlement Date has been incurred in the ordinary course of business.

27.      ENVIRONMENTAL MATTERS:

         (a)      In this warranty:

                  (i) "Environmental Law" means any law relating or pertaining to the Environment or the health or safety of the public or workers;

                  (ii) "Environment" means the environment or surroundings including (without limitation) air (including, without limitation, that within buildings or natural or man-made structures, whether above or below ground), water (including, without limitation, territorial, coastal and inland waters and natural water) and land (including, without limitation, sea bed or river bed under any water as described above, surface land and sub-surface land);

                  (iii) "Substance" includes (without limitation) any solid, liquid, gas or noise.

         (b) Each Subsidiary, together with all previous owners or operators of its business or any part of it has:

                  (i) acted in accordance with best practice from time to time in relation to all matters and practices affecting or which might affect the Environment; and

                  (ii) obtained and complied with all consents necessary or advisable under Environmental Law in relation to the Subsidiary's business and has since the time of its incorporation always had and complied with all the consents from time to time necessary or advisable under Environmental Law, whether in relation to the conduct of that Subsidiary's business, or, without prejudice to the generality of the foregoing, the disposal, handling, management, treatment or transport of waste. There are no likely changes in any such consents (including amendment, renewal or cancellation) that would require any material additional expense to ensure compliance. All such consents are valid and subsisting to the extent that they are necessary or advisable for any Subsidiary's business as now carried on and none of them is likely to be suspended, cancelled, refused or revoked. No notification or indication (formal or informal) has been received that further consents may be required, or that any existing consent may be withdrawn, limited, restricted, amended, not renewed, not renewed in full, or otherwise affected.

         (c) No Subsidiary or anyone who previously owned or operated all or any part of that Subsidiary's business:

                  (i) has caused, permitted or contributed to any unauthorised pollution, contamination, release, discharge, or emission whatsoever, or done any other thing (including any omission), which has caused or is likely to cause any unauthorised damage to the Environment or which has given or could give rise to any violation of, Environmental Law; or

                  (ii) has spilled, discharged, disposed, displaced, emitted, released, or otherwise caused to become located anywhere in the Environment any contaminant, pollutant or other Substance, or caused any other event or circumstances to occur or exist, that may be harmful to human health or the Environment (or that would or might be harmful if emitted, discharged or released); or

                  (iii) has permitted any event referred to in (ii) above to occur; or

                  (iv) unlawfully uses, stores, treats, transports, produces (whether as a product, by-product or otherwise), or otherwise manages or has on its land or property any Substance mentioned in (ii) above; or

                  (v) has received any complaints or inquiries from employees, neighbours or any other person or body in respect of any matter related to the Environment or Environmental Law; or

                  (vi) is aware (after due and careful inquiry) of any circumstances that may lead to, or be included in, any investigation, inquiry, order, decree, judgment, notice or other communication nor to the withdrawal, limitation, restriction, amendment, non-renewal, non-renewal in full, or other affecting, of any consent.

         (d) The Vendors undertake to indemnify and hold Newco harmless, and to reimburse Newco with respect to, any and all losses, damages, liabilities, claims, costs and expenses (including, without limitation, fines, penalties, clean-up activities and obligations, legal fees, technical consultancy, engineers' and expert's fees) which may be sustained or suffered by Newco arising out of, based upon or by reason of the production, use, storage, treatment, transport, disposal, discharge, displacement, spillage, release, emission, or threat or release of any contaminant, pollutant or other Substance on or before Settlement or resulting directly or indirectly from acts or omissions, or circumstances existing on or before
                  Settlement:

                  (i) at any location owned or used by any Subsidiary in respect of its business; or

                  (ii) at any place where any Subsidiary in respect of its business has caused or permitted any such substances to be sent, spilt, discharged, disposed of, displaced or otherwise directly or indirectly to become located; or

                  (iii) otherwise arising out of or in connection with the Subsidiary's business.

28       CONTAMINATION ISSUES

         (a) This clause 28 will apply only to the extent of the environmental matters referred to in the Reports as defined in clause 28(b) but is subject in all other respects to clause 27 of this Schedule.

         (b) Hussmann has obtained reports from Dames & Moore Pty Ltd called Phase I Environmental Assessment and Due Diligence Questionnaire dated 28 May 1998 and Environmental Assessment, McAlpine Refrigeration Facility, Penrose, Auckland New Zealand dated 24 July 1998 ("the Reports") and has provided the Vendors with a copy of the Reports.

         (c) Hussmann has engaged Woodward Clyde (NZ) Ltd to comment on the Reports and to provide local advice. The Vendors have been provided with a copy of E-mails from Murray Wallis to Rebecca Macky dated 28 and 29 July 1998 which provide comment and advice ("the E-mails").

         (d) The Reports have identified some soil and groundwater contamination, although it is not clear whether the source of groundwater contamination is site-based or from an off-site source.

         (e) In the E-mails, Woodward Clyde has carried out a preliminary assessment of risk resulting from the findings in the Reports but has stressed that the assessment is subject to confirmation by further testing and a site specific risk assessment.

         (f) Woodward Clyde has also identified the possible requirement for a resource consent to legitimise the discharge of contaminants to groundwater and the possible need for soil and/or groundwater remediation.

         (g)      The Vendors and Hussmann agree that

                  - any party may at his or its own expense request Woodward Clyde or any other environmental consultants ("Consultants") to carry out a further Phase I assessment for on and off site contamination sources, a further Phase II investigation of soil and groundwater and/or a site-specific risk assessment with recommendations (all called "the Further Reports");

                  - the party obtaining the Further Reports will provide copies to the other parties;

                  - the costs of the Further Reports will be borne by the party who obtains them;

                  - the parties will co-operate fully with the Consultants so that the Further Reports can be completed as expeditiously and accurately as possible.

         (h) Any party may on reasonable notice call a meeting with the other parties and the Consultants to discuss the Further Reports and the recommendations contained therein ("the Recommendations").

         (i) The parties will endeavour to reach agreement on action to be taken in respect of the Recommendations, including but not limited to discussions with the Auckland Regional Council, applying for resource consent in respect of the discharge of contaminants to groundwater, and any remedial work in relation to on-site soil or groundwater conditions.

         (j) The parties acknowledge that any action to be taken will only be such as may be necessary to enable operations to be lawfully conducted on the site or to otherwise comply with any obligation under the Resource Management Act 1991 in connection with any adverse effects arising as a result of site contamination.

         (k) If the parties are unable to reach agreement on the action to be taken in respect of the Recommendations, then the matter shall be referred to arbitration under clause 28(m) of this Schedule.

         (l) The parties will ensure that the Recommendations are implemented immediately as agreed or as determined by the outcome of the arbitration, provided that all expenses, penalties and other costs of implementing any Recommendations will be borne solely by the Vendors.

         (m) If the parties cannot reach agreement pursuant to clause 28(k) of this Schedule within seven days of the Recommendations being provided to all of the parties, the parties will jointly appoint a suitably qualified person as a sole arbitrator to decide the dispute pursuant to the Arbitration Act 1996. If the parties cannot agree on such a person within a further seven business days, the arbitrator will be appointed on the application of any party by the president of the Auckland District Law Society or his nominee. The arbitral award will be final and binding and there will be no right to appeal against the award or to seek judicial review of it in any court and, in particular, clause 5 of the Arbitration Act 1996 will not apply in respect of any arbitration under this clause
                  28. The decision of the arbitrator will constitute the decision of the parties and the arbitrator's costs will be borne equally by the parties.

29. NO BREACH OF STATUTES: No Subsidiary has done or omitted to do any act or thing which is or could be in contravention of any statute or statutory regulations, including and all statutory, municipal and other mandatory requirements applicable to each Subsidiary's business have been and there are no such requirements which have not been complied with.

30. RESTRUCTURING PROGRAMME: The Subsidiaries' restructuring programme and employee redundancies, the costs of which are set out in Schedule 4, have been completed.

                                   SCHEDULE 4

                             RESTRUCTURING PROGRAMME

                       ESTIMATED RESTRUCTURING COSTS AUD$


                                               EFFECT ON            EXTRA                   TOTAL
                                                   P&L              CASH
1) REDUCE W.A. TO SERVICE CENTRE
REDUNDENCIES                                         10
NOTICE IN LIEU                                       15
HOLIDAY PAY                                                            30
VEHICLE LEASES                                       20
EXCESS RENT                                          60
RELOCATION COSTS                                     40
OTHER                                                20
                                                  -----             -----                     ----
                                                    165                30                      195
2) REDUCE S.A. TO SERVICE CENTRE
REDUNDENCIES                                         25
NOTICE IN LIEU                                       10
HOLIDAY PAY                                           0                20
VEHICLE LEASES                                       20
EXCESS RENT                                          10
RELOCATION COSTS                                      0
OTHER                                                10
                                                  -----             -----                     ----
                                                     75                20                       95
3) REDUCE HEAD OFFICE/NSW STAFF
REDUNDENCIES/NOTICE                                 150
HOLIDAY PAY                                                           155
VEHICLE LEASES                                       15
OTHER                                                30
                                                  -----             -----                     ----
                                                    195               155                      350
4) RATIONALISE INSTALL STAFF
REDUNDENCIES/NOTICE                                  40
HOLIDAY PAY                                                            20
VEHICLE LEASES                                       12
OTHER                                                20
                                                  -----             -----                     ----
                                                     72                20                       92
5) SELL/RATIONALISE AIRCON
REDUNDENCIES/NOTICE                                  56
HOLIDAY PAY                                                            26
VEHICLE LEASES                                       10
OTHER                                                10
                                                  -----             -----                     ----
                                                     76                26                      102
6) CLOSE DUBAI
REDUNDENCIES/NOTICE                                  30
HOLIDAY PAY                                                            20
AIRFARES                                             20
SPONSORS FEE                                         60                60
WRITE DOWN FIXED ASSETS                              30
SPINNEYS CONTRACT                                    60
OTHER                                                15
                                                  -----             -----                     ----
                                                    215                80                      295
7) DOWNSIZE SHEETMETAL NZ
REDUNDENCIES/NOTICE                                  80
HOLIDAY PAY                                                             8
                                                  -----             -----                     ----
                                                     80                 8                       88
                                                  -----             -----                     ----
TOTAL                                               878               339                     1217



                                   SCHEDULE 5

                                   DISCLOSURES


                                    McALPINE
                                   INVESTMENTS
                                     LIMITED
PO Box 12 303                                                 11-17 Walls Road
Penrose                                                                Penrose
Auckland                                                              Auckland
New Zealand                                                        New Zealand
Phone 0064 9 526 6880                                      Fax 0064 9 526 6844



20 July 1998



Hussmann International BV
c/o Bell Gully
Solicitors
PO Box 4199
AUCKLAND



Dear Sirs

DISCLOSURE LETTER

SCHEDULE 2 WARRANTIES

    Warranty                         Exception or Qualifications
      No.

       1.             (i)   The relationship of the subsidiaries to their
                            various customers and suppliers have been orally disclosed to Hussmann, but written disclosures have not been made except in those cases which Hussmann has declared to be material.

                      (ii) Brill has not disclosed any written information that has not been made available to him by the subsidiaries, and which has not been requested by Hussmann.

SCHEDULE 3 WARRANTIES


     Warranty                        Exception or Qualification
       No.


        2             (i)   Certain motor vehicles, radio telephone systems and
                            telephone systems are subject to financial leases, written details of which were made available to the Hussmann due diligence team in Auckland and Sydney during May 1998.

                      (ii) All assets are charged to either the ANZ Banking Group or the ASB Bank under floating charge Debentures, copies of which have been made available.

                      (iii) The assets of McAlpine Refrigeration Ltd. are
                            subject to a second charge Debenture to McAlpine Finance Ltd. (of which the vendors are Directors and Shareholders), copy of which has been made available.

                      (iv) Assets which are not shown in the accounts, or are shown in the accounts as being encumbered, are not legally and beneficially owned by the subsidiaries.

        3.            (i)   Debts as disclosed in the Latest Accounts,
                            (subject to any changes in amount from the date of the Latest Accounts until settlement).

                      (ii) Debts or liabilities for which full provision or reserves have been made in the Latest Accounts.

        4(a) Where the requirement that the accounts be "complete and accurate in all respects" has conflicted with preparation of accounts "in accordance with prescribed accountancy standard and generally accepted accountancy principles" the latter provision has prevailed.

        6(d) The stock of Hussmann cabinets is excessive, in light of current trading conditions and currency values.

        6(e) Subsidiaries have made salary payments and loan repayments to shareholders of immaterial amounts, details of which will be disclosed in writing prior to settlement.

        7. Aggregate commitments to renew vehicle leases, or enter into leases for replacement vehicles, will exceed $250,000.

        8(d)          (i)   Agreement between Arrow Refrigeration Ltd. /
                            Chill Freeze Rentals Ltd. (of which the vendor
                            Phillip Joseph Miller is a shareholder and Director) and McAlpine Refrigeration Ltd.

                      (ii)  Property lease agreement between Wall Street
                            Properties

                            Ltd. (of which the vendors are shareholders and Directors) and McAlpine Refrigeration Ltd., in regard to properties at Walls Road, Penrose, Auckland.

      8(e) and              The following agreements and obligations are
        8(f)                material:

                      - All of the installation contracts entered into by the subsidiaries with supermarket chains in Australia or New Zealand.

                      - The Distribution Agreement entered into with Hussmann Corporation Inc.

                      - All Agreements entered into between the subsidiaries and their bankers.

                      -     All of the contracts entered into with
                            suppliers for goods or services of a value exceeding $100,000.

                      - The cross guarantees which have been given by all subsidiaries to ANZ Banking Group in Australia and ASB Bank in New Zealand.

        8(g) McAlpine Refrigeration has issued NZ$2,500,000 of Convertible Notes in favour of McAlpine Finance Ltd. (of which the vendors are shareholders and Directors) repayment of such Notes being secured by way of a registered second charge Debenture.

        9.            (i)   All subsidiaries are currently in breach of their
                            agreements with their respective bankers, being ANZ
                            Banking Group or ASB Bank.

                      (ii) Triangle Refrigeration (Australia) Proprietary Ltd.("Triangle") and its subsidiaries, and McAlpine Refrigeration Ltd. are overdue with payments owing to trade creditors and to shareholders.

        10.           (i)   Agreements with various suppliers and customers may
                            have non-assignment clauses, and such clauses may be triggered by change of control of the subsidiary which has entered into the Agreement in the normal course of business.

                      (ii) The Manufacturing Agreement and Distribution Agreement entered into with Hussmann Corporation have non-assignment clauses, which are triggered by change in control of McAlpine Refrigeration Ltd.

                      (iii) Leases of properties occupied by the subsidiaries
                            have non-assignment clauses which are triggered by changes in control of the subsidiaries.

        11.           (i)   Litigation has been commenced against McAlpine
                            Refrigeration Ltd. by the following plaintiffs:-

                            -  Allvend International Ltd.
                            -  Bertrum Bartin and Others
                            -  Warwick Rumble

                            and McAlpine Refrigeration Ltd. has issued proceedings against Coil Specialties Ltd.

                      (ii) Owens and Wyngate have issued proceedings against McAlpine Industries Ltd. in respect of redundancy.

                      (iii) Franklin has lodged claims against Triangle
                            regarding a number of unresolved warranty claims.

                            Written particulars of all of the above were made available to the Hussmann due diligence team in May.

                      (iv) The vendors are aware of those matters which have been referred to the Board and are included in the Minute books of the subsidiaries or in the reports by Prentice Parbery and Barilla, copies of which have been made available to the Hussmann due diligence team in Auckland and Sydney during May 1999.

        12.           (i)   Claims for which provision has been made in the
                            latest accounts;

                      (ii) The litigation mentioned above in relation to clause 11.

        13. The covenants, provisions, restrictions, obligations, rights, easements, quasi-easements or privileges as may appear from the Certificates of Title and lease documents relative to each leasehold property, copies of such leases having been made available to the Hussmann due diligence team in May 1998.

        14.           (i)   The employment contracts with Messrs. Small, Miller,
                            Courtier, Todd and Stainer run for 3-years from the date of settlement, and cannot be terminated by 3-months notice or less without giving rise to a claim for damages or compensation.

                      (ii) All of the shareholders of McVest are entitled to receive payments of their current accounts.

                      (iii) An employee of McAlpine Refrigeration Ltd. is
                            entitled to receive a share of profits of the Otago branch.

                      (iv) K. Stainer is entitled to receive an advance of A$1,000 per month from Triangle, which he is to repay with interest.

        18. The books of account of Triangle during the period up to 31 January 1998 contained inaccuracies as detailed in the Prentice Parbery Barilla report of February 1998. A copy of this report was made available to Mr. Rauzon of Hussmann in Auckland in March 1998.

        19.                 Royalties are payable as follows:

                            - To Hussmann Corporation in relation to refrigeration products manufactured in the Tauranga factory of McAlpine Refrigeration Ltd.

                            - To Hysave International Ltd. in relation to LPA pumps installed by the subsidiaries.

        20. The computer system installed at the Tauranga factory is currently being upgraded to overcome millennium defects, and the systems at Auckland, Christchurch and Dunedin are planned to be upgraded with new software which is Year 2000 compliant, so as to overcome millennium defects. There is no allowance in the Latest Accounts for these expenditures, none of which is expected to exceed the level of materiality.

        21. Claims pending by Franklins in respect of food despoliation are being negotiated. A copy of a list of these claims was made available to the Hussmann due diligence team in Sydney during May 1998.

        23. A disputed claim has been made by A. Fox of Tauranga, an employee of McAlpine Refrigeration Ltd.

        26.                 Held over.




B.E. Brill
Director